SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Ameritek Ventures, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	82-2380777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

325 N Milwaukee Ave, Suite G1 Wheeling, IL 60090

(Address of principal executive offices)

(312) 239-3574

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act: None
Title of Each Class to be so Registered: Common Shares, par value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	¨	Accelerated filer	¨
Non-accelerated filer	o (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This registration statement on Form 10 (the “ Registration Statement ”) is being filed by Ameritek Ventures, Inc. in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “ Securities Act ”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a  Website that  contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

Ameritek Ventures, Inc.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT

AND ITEMS OF FORM 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1. Business.

BUSINESS

Ameritek Ventures, Inc. (“Ameritek”) is the parent of group of wholly-owned companies in the business of the research and development of advanced technology for future use, such as blockchain technology, robotic systems, metaverse and city-wide aerial transportation vehicles.

Overview

The Company has also developed and is marketing certain technologically advanced products beneficial to businesses, organizations, and governments in a variety of industries, such as the DittoMask high filtration face mask and the FlexFridge portable mini-fridge. We also seek value adding businesses or technologies for acquisition.

Through our wholly-owned subsidiaries:

•we currently provide complex warehouse management solutions to customers;

•we created the DittoMask high-filtration face mask.

•we created the FlexFridge portable use mini-fridge the prototype of which is currently being tested;

•we are developing blockchain technology software programs for use in the health and legal fields;

•we are developing augmented reality robotics technology;

•we are developing a vertical landing aircraft service for a members-only passenger first-class transport across cities, and

•we seek value adding business or technologies for acquisition.

We also search for target technology companies that can expand our business into new product lines and markets and work with financial partners to fund projects.

Recent Developments

Prior to November 2020, the Company was in the business of fiber optics, however, this business vanquished due to the former directors and officers of the Company failing to adequately pursue the business.

In late October and early November of 2020, Shaun Passley PhD., as a shareholder and director of both the Company and VW Winn Century, Inc. (“VWin”), sought to rehabilitate both the Company and VWin pursuant to the laws of the State of Nevada, as described below in Company Rehabilitations.

Subsequently, as described below, on November 27, 2020, VWin was merged with the Company pursuant to an agreement and plan of merger, with the Company as the surviving entity.

On November 27, 2020, Bozki, Inc. (“Bozki”), a company controlled by Dr. Passley, was merged with the Company pursuant to an agreement and plan of merger, with the Company as the surviving entity.

On May 14, 2021, we acquired Interactive Systems, Inc. (“Interactive”), which provides warehouse management solutions to businesses.

On October 1, 2021, we acquired interlinkONE. (“interlinkONE”), which provides warehouse, order and inventory management solutions.

Company Rehabilitations

Vwin

On October 26, 2020, as a shareholder of the VWin, Dr. Passley filed a Notice of Motion to Appoint Custodian with the Eight Judicial District Court, Clark Count, Nevada (the “Court”) as it was stipulated that the officers and directors of VWin abandoned the business, its shareholders and the VWin. At the hearing, the Court ordered that (i) Dr. Passley be appointed the Custodian of VWin, (ii) Dr. Passley reinstate VWin with the Nevada Secretary of State, (iii) Dr. Passley appoint directors and officers of VWin to serve during his Custodianship, (iv) Dr. Passley be authorized to take action on behalf of VWin, including with respect to compromising debt, executing contracts, and authorizing, issuing, eliminating, or amending terms of common of preferred shares of VWin, as well as initiating litigation on behalf of VWin. In addition, Dr. Passley was authorized to provide reasonable notice to shareholders of VWin of a meeting of shareholders.

Dr. Passley, as the Custodian of the Company, shortly after the hearing of the motion reinstated VWin with the Nevada Secretary of State.  Dr. Passley was appointed as the Chief Executive Officer and sole director of VWin on October 29, 2020.

On the same day, Dr. Passley filed to suspend reporting and terminate VWin’s registration of its securities registered under Section 12 of the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) and made an Offer of Settlement of proceedings commenced against VWin by the SEC in August 2019 for failure to comply with the disclosure requirements under section 13(a) of the Securities Act.  As a result, on November 5, 2020, the SEC revoked the registration of each class of securities registered by VWin under Section 12 of the Securities Act.

Dr. Passley, as the Custodian of VWin and Ameritek Ventures then submitted the Board of Directors a stock merger plan with Ameritek Ventures, Inc., with Ameritek Ventures, Inc. being the only surviving company.

Ameritek

In November 2020, as a shareholder of the Company, Dr. Passley filed a Notice of Motion to Appoint Custodian with the Eight Judicial District Court, Clark Count, Nevada as it was stipulated that the officers and directors of the Company abandoned the business, its shareholders and the Company. At the hearing, the Court ordered that (i) Dr. Passley be appointed the Custodian of the Company, (ii) Dr. Passley reinstate the Company with the Nevada Secretary of State, (iii) Dr. Passley appoint directors and officers of the Company to serve during his Custodianship, (iv) Dr. Passley be authorized to take action on behalf of the Company, including with respect to compromising debt, executing contracts, and authorizing, issuing, eliminating, or amending terms of common of preferred shares of the Company, as well as initiating litigation on behalf of the Company. In addition, Dr. Passley was authorized to provide reasonable notice to shareholders of the Company of a meeting of shareholders.

Dr. Passley, as the Custodian of the Company, shortly after the hearing of the motion reinstated the Company with the Nevada Secretary of State.  On November 18, 2020, Dr. Passley filed to suspend the reporting requirements applicable to the Company pursuant to the Exchange Act as the number of holders of record of the Company’s common stock was below 300 stockholders. The Company filed an amended Form 15 on May 14, 2021 to correct the number of stockholders.

Subsequently, at a meeting of stockholders of the Company held on November 27, 2020, Dr. Passley was confirmed a director of the Company, as well as its President, CEO, Secretary and Treasurer by the Company’s stockholders.

In accordance with the powers afforded him by the Court, Dr. Passley, began an investigation into the Company’s affairs to determine a path to its rehabilitation. During the investigation, it was discovered that the former President of the Company had issued more than 19 million shares to him in exchange for assets that were never delivered to the Company. As Custodian, Dr. Passley requested the Court to cancel these shares, which the Court subsequently ordered.

Dr. Passley, as the Custodian of the Company, also filed a motion with the Court for an order that all claimants and creditors of the Company submit proofs of claim to the Custodian so that the Company can identify and resolve claims against it and plot a path forward. A total of six proofs of claim were submitted aggregating approximately $4.5 million in claims and $283,383 in attorney’s fees, which were resolved by the Custodian. Dr. Passley was able to resolve all claims against the Company resulting in a gain on extinguishment of debt of $646,776 booked in 2021.

Company Restructuring

Further to the rehabilitation of the Company and VWin described above, VWin and Bozki, via two separate transactions, were merged with the Company, with the Company as the surviving entity of each transaction, as further described below. Each merger constituted a related party transaction as a result of the ownership interest of Dr. Passley in VWin, Bozki and the Company, as well as Dr. Passley acting as a director and officer in each company. In addition, the promissory notes issued by Bozki and VWin to Epazz, Inc. (“Epazz”) were assigned to the Company in connection with each of these transactions. Dr. Passley is a majority shareholder of Epazz.

A copy of the plan of merger in respect of each transaction is attached as an exhibit hereto and the following descriptions thereof are qualified in their entirety by reference to the applicable plan of merger filed herewith. In addition, a copy of the agreements assigning the promissory notes to the Company under each transaction is attached as an exhibit hereto and the following descriptions thereof are qualified in their entirety by reference to the applicable assignment agreement filed herewith. Investors are urged to carefully review each of these documents.

Merger with Bozki

On November 27, 2020, in accordance with required shareholder approvals, the Company completed a merger with Bozki, pursuant to an agreement and plan of merger between the Company and Bozki, with the Company as the surviving entity. Pursuant to the terms of the plan of merger, (i) each share of class A common stock of Bozki was automatically converted into three shares of common stock of the Company (ii) all holders of series A preferred stock of the Company received ten shares of common stock of the Company for each such preferred share, and these series A preferred shares were cancelled, (iii) the series A preferred shares of Bozki became the new series A preferred shares of the Company, with each share of series A preferred stock of Bozki being converted into ten series A preferred shares of the Company, (iv) the series B preferred shares of Bozki became the new series B preferred shares of the Company, with each share of series B preferred stock of Bozki being convertible into ten series B preferred shares of the Company, (v) the series C preferred shares of Bozki became the new series C preferred shares of the Company, with each share of series C preferred stock of Bozki being convertible into ten series A preferred shares of the Company, (vi) the class B common stock of Bozki became the new series E preferred shares of the Company, with each share of series B common stock of Bozki being convertible into one series E preferred share of the Company.

In addition, on November 27, 2020, Bozki assigned two promissory notes in the aggregate amount of $1.2 million issued to Epazz to the Company pursuant to an Assignment Agreement among the Company, Bozki and Epazz.

Merger with VWin

On November 27, 2020, in accordance with required shareholder approvals obtained by the Ameritek Ventuers, the Company merged with VWin pursuant to an agreement and plan of merger between the Company and VWin, with the Ameritek Ventures, Inc. as the surviving entity. Pursuant to the terms of the plan of merger, the only consideration in connection with the merger was the assumption by the Company of a promissory note in the amount of $250,000 issued by VWin to Epazz made pursuant to an Assignment Agreement among the Company, VW Winn and Epazz. In addition, under the plan of merger, all stock of every class authorized and issued by VWin was cancelled.

Acquisition of Interactive Systems, Inc.

On May 14, 2021, we acquired all of the issued and outstanding shares of Interactive in consideration for $337,500 cash and issued a 6% amortizing two year note for $337,500. Through Interactive, we provide complex Warehouse Management Systems solutions. This includes WMS baseline software that assists in running all aspects of warehouse day-to-day operation as well as customized interfaces with automation and variety of material handling equipment.

Acquisition of interlinkONE, Inc.

On October 1, 2021, we acquired all of the issued and outstanding shares of interlinkONE, Inc., in consideration for $250,000 cash and issued a 6% amortizing two-year note for $250,000. Through interlinkONE, we strengthen our warehouse management solutions, providing responsive management, maintaining multiple warehouses and integrating them with solutions from WooCommerce, Salesforce, Zapier, QuickBooks and more.

As a result, our corporate organization is now as follows (all subsidiaries are wholly owned by Ameritek):

Ameritek Ventures, Inc. owns 100% of these subsidiaries.

Interactive Systems, Inc.

Through Interactive Systems, Inc., we currently provide complex Warehouse Management Systems solutions to customers. This includes WMS baseline software that assists in running all aspects of warehouse day-to-day operation as well as customized interfaces with automation and variety of material handling equipment. The software supports handheld devices for warehouse workers. Interactive Systems solutions are used to manage inventory, e-commerce and order processing.

InterlinkONE, Inc.

Through InterlinkONE, Inc. (“InterlinkONE”), we provide additional warehouse management solutions maintaining multiple warehouses on different platforms and integrating them with solutions from Woocommerce, Salesforce, Zapier, QuickBooks and more.

FlexFridge, Inc.

Though FlexFridge, Inc., the Company has created a prototype of a four cubic foot portable fridge with an 8-hour long-lasting battery that is easily chargeable referred to as the “FlexFridge”. FlexFridge is designed to cater to the cooling needs of various businesses in sectors like food, healthcare, military, and government. The FlexFridge design can help the healthcare industry transport medical materials like blood and other items over long distances as it runs for 8 hours per charge. FlexFridge has a US patent and is currently undergoing testing of its prototype.

DittoMask, Inc.

Through DittoMask, Inc., the Company has created “DittoMask,” a high-quality, affordable, washable, high-filtration face mask that is currently available for sale. “DittoMask Sportsmask” uses cotton and polyester filtration to reduce air intake during resistance training. After a workout or walking, the mask is washable for reusability.

Equock, Inc.

Through Equock, Inc., the Company is developing an electric bicycle focus on the growing online delivery industry. Equock will provide larger range and storage than the average e-bike currently on the market. Equock, Inc. was formed on December 30, 2022.

WebBeeO, Inc.

Through WebBeeO, Inc., we are developing “Webbeeo”, an encrypted blockchain message and voice interaction platform for businesses.  Webbeeo is expected to allow users to store data in and retrieve it from the blockchain, making it unnecessary for users to store data on their mobile devices. Only users will have access to their data (and not third parties, as on most social media platforms), which is encrypted for increased privacy and protection. The Company is using an open platform to speed up the launch of the beta site. Webbeeo's beta version 2.0 is expected to be ready in November 2022.

In addition, Webbeeo's Social Media Blockchain Decentralized Platform when fully developed is expected to allow users more control over their data and how they connect with others by removing intermediaries. It is expected users will control the platform as well as how their groups use the platform. Webbeeo Version 1 is available on Google Play Store. We expect this product to be available by the end of 2022.

CordTell, Inc.

Through Cordell Inc. ((“Cordell”) the Company is developing block chain technology that is expected to reduce fraud in transactional business contracts. The technology is expected to allow for a transactional agreement to become a living contract that can be tracked and traced and transactions verified against the contractual terms. Our blockchain technology is expected to allow most conflict resolution to occur semi-automatically with a person verifying the results and we plan to offer associated dispute resolution services for a small fee.

The technology is expected to automatically verify signatures, distribute the contract to the blockchain, record the transaction, and verifies the terms that are being followed via our blockchain apps, which is expected to also trace any changes. The technology also is expected to sends reminder and track payments and the delivery of items. The technology is expected to work with Microsoft Word and Google Docs to provide real-time contract edits and updates via version control. The Company plans to primarily market the technology to law firms, health care providers, businesses, and governments. The product is expected to be available in 2023.

Augmum, Inc.

We are developing augmented reality software through Augmum Technology, Inc. (“Augmum”). Augmum is creating a prototype motion-tracking robotic hand, touch-sensing gloves, and virtual-reality glasses using machine learning systems, haptic technology, and augmented technology to control a six-axis robotic arm. Augmented reality technology can also be used for training purposes via a peer to peer system in which a trainer has a pair of gloves and glasses that sync to a trainee's gloves and glasses, allowing the trainer to teach a trainee in technique from a distance. This peer to peer augmented reality system is an excellent tool for retirees who can train new workers from their homes as if they work on the site. Augmented reality technology has application in a variety of industries. This product is expected to be available in 2022.

TeleCorp Products, Inc.

Through TeleCorp Products, Inc. (“TPI”) we are creating a new fiber optics business that will design a new manufacturing process or acquire another fiber optic manufacturing business into TPI. This business is expected to be available in 2023.

ESM Software, Inc.

ESM Software aims to provide affordable Enterprise Strategic Management and Leadership software to small to large businesses and government agencies. ESM Software is based on Dr. Passley's ten (10) levels of the General Growth Process from concept to living enterprise and balanced scorecard. ESM Software is currently available for sale and will be integrated with other strategic management tools developed by Dr. Passley going forward.

Passley, Inc.

Through Passley, Inc., the Company is developing a robotic restaurant concept that will in fact test the Augmum robotic technology. The restaurant is expected to provide consumers with an interactive experience using deep machine learning to interact with digital waiters and robotic arms to prepare and serve the food. The goal of the restaurant is to be operated by minimal staff to reduce operating costs. New government regulations on minimum wages have provided an opportunity to use robotic and machine learning to manage the growing human labor cost. This restaurant is still in the concept stage.

AeroPass, Inc.

The Company, through AeroPass Inc. (“AeroPass”) plans to develop a drone like human transportation vehicle that will transport passengers between city centers at a lower cost than commercial flights and avoid road traffic, similar to train services currently provided to individuals. This membership-based program for the average person would save them time and money in transportation. For example, a person wanting to travel from Chicago to New York may currently use a commercial airline with a flight time of approximately two and a half hours, plus significant time to check in, get through security and board. AeroPass would be quicker in checking in, security and boarding and transport thereby resulting in significant cost savings. AeroPass is still in the concept stage.

Ecker Capital, LLC

Ecker Capital is the mergers and acquisitions division of Ameritek Ventures, Inc. Ecker Capital is searching for target technology companies that can expand the Company into new product lines and markets. Ecker Capital Team seeks to find interesting technology and work with financial partners to fund projects.

Competition

We face or will face significant competition in almost every aspect of our business.  As we introduce new products, as our existing products evolve, or as other companies introduce new products and services, we may become subject to additional competition.

Some of our current and potential competitors have significantly greater resources and better competitive positions in certain markets than we do. These factors may allow our competitors to respond more effectively than us to new or emerging technologies and changes in market requirements. Our competitors may develop products, features, or services that are similar to ours or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Certain competitors could use strong or dominant positions in one or more markets to gain competitive advantage against us, all of which may negatively affect our business and financial results.

Ameritek’s current competition is Onem, Sylo, Crypviser, Sense, Secure Messaging Eccosystems, and Mainframe in the Blockchain messaging, and a variety of BitCoin and BlockChain Startups, such as BitMark, Skry, Symbiant. For FlexFridge, its main competitors are AIJUN Insuling Cooler Refrigerated Box, Cooluli Mini Fridge Electric Cooler, while a competitor to Augmum and Passley is Robot Chef, a company by Moley Robotics, while still others are Boston Dynamics, ABB, Midea Group and Epson Robotics.

Government Regulation

The Company is subject to varying degrees of regulation in each of the jurisdictions in which it operates. Local laws and regulations, and the interpretation of such laws and regulations, differ among those jurisdictions. There can be no assurance that: (1) future regulatory, judicial and legislative changes will not have a material adverse effect on us; (2) domestic or international regulators or third parties will not raise material issues with regard to its compliance with applicable regulations; or (3) regulatory activities will not have a material adverse effect on it.

Employees

As of December 31, 2022, we have eight employees. Many of our activities are outsourced to consultants who provide services to us on a project basis. As business activities require and capital resources permit, we will hire additional employees to fulfill our company’s needs.

Item 1A. Risk Factors.

Smaller reporting companies are not required to provide the information required by this item.

Item 2. Financial Information.

Selected Financial Data

Smaller reporting companies are not required to provide the information required by this item.

Results of operations for Ameritek, Inc.

For the nine-months period ended September 30, 2022, and September 30, 2021

The Company earned revenue of $1,301,653 in the nine months period ended September 30, 2022, compared to $494,447 of revenue earned for the nine-months period ended September 30, 2021.

For the nine-months period ended September 30, 2022, the operating expenses were $1,181,029, of which development and support fees were $719,339, general and administrative expenses were $263,566, salary and wages were $11,854 and depreciation and amortization expense were $153,782. The net operating income of $120,623 was offset by interest expense of $113,823, with a resulting net operating income of $6,802. The net income per share was $0.00001 for the basic and fully diluted shares, where the weighted basic and diluted average number of common shares outstanding was 514,226,791.

For the nine-months period ended September 30, 2021, the operating expenses were $826,309, of which general and administrative expenses were $663,040, salary and wages of $54,436, and depreciation and amortization expense were $108,833. The net operating loss of $(331,862) was offset by personal loan forgiveness of $499,900, gain on extinguishment of debt of $756,115, and interest expense of $121,915, with a resulting net operating income of $802,238. The net income per share was $0.002 for the basic and fully diluted shares, where the weighted basic and diluted average number of common shares outstanding was 514,226,791.

Results of operations for Ameritek, Inc.

For the year ended December 31, 2021, and December 31, 2020

The Company earned revenue of $729,602 in fiscal year 2021, compared to none earned for fiscal year 2020.

In 2021, the operating expenses were $1,449,436, consisting of development and support fees of $828,221, salary and wages of $187,094, depreciation and amortization of $160,555, and the general and administrative expenses of $263,566. The net operating loss of $(719,834) was offset by gain on extinguishment of debt of $874,535, with a resulting net operating loss of $(10,487). The net loss per share was $(0.0002) for the basic and fully diluted shares, where the weighted basic and diluted average number of common shares outstanding was 514,226,791.

In 2020, the operating expenses were $174,500, comprising general and administrative expenses. The net loss per share was $(0.0041) for the basic diluted shares, where the weighted basic diluted average number of common shares outstanding shares was 429,160,112. The net loss per share was $(0.0041) for the fully diluted shares, where the weighted fully diluted average number of common shares outstanding was 434,218,426.

Liquidity and capital resources

For the nine-months period ended September 30, 2022, and September 30, 2021

As of September 30, 2022, the Company had Preferred stock Series A, $0.01 par shares, 10,000,000 shares authorized, 7,488,730 issued and outstanding. As of September 30, 2021, the Company had Preferred stock Series A, $0.01 par shares, 10,000,000 shares authorized, 7,488,730 issued and outstanding.

As of September 30, 2022, the Company had Preferred stock Series B, $0.01 par shares, 10,000,000 shares authorized, 10,000,000 issued and outstanding. As of September 30, 2021, the Company had Preferred stock Series B, $0.01 par shares, 10,000,000 shares authorized, 10,000,000 issued and outstanding.

As of September 30, 2022, the Company had Preferred stock Series C, $0.01 par shares, 60,000,000 shares authorized, 36,888,972 issued and outstanding. As of September 30, 2021, the Company had Preferred stock Series C, $0.01 par shares, 60,000,000 shares authorized, 36,888,972 issued and outstanding.

As of September 30, 2022, the Company had Preferred stock Series D, $0.01 par shares, 10,000,000 shares authorized, 9,083,630 issued and outstanding. As of September 30, 2021, the Company had Preferred stock Series D, $0.01 par shares, 10,000,000 shares authorized, 9,083,630 issued and outstanding.

As of September 30, 2022, the Company had Preferred stock Series E, $0.01 par shares, 23,000,000 shares authorized, 23,000,000 issued and outstanding. As of September 30, 2021, the Company had Preferred stock Series E, $0.01 par shares, 23,000,000 shares authorized, 23,000,000 issued and outstanding.

As of September 30, 2022, the Company had Common stock, $0.001 par shares, 750,000,000 shares authorized, 514,226,791 issued and outstanding. As of September 30, 2021, the Company had Common stock, $0.001 par shares, 750,000,000 shares authorized, 514,226,791 issued and outstanding.

As of December 31, 2021, the Company had $307,088 in current assets, consisting of cash and prepaids of $52,982 and accounts receivable of $254,105. As of December 31, 2020, the Company had $25,111 in cash.

For the year ended December 31, 2021 and December 31, 2020

As of December 31, 2021, the Company had Preferred stock Series A, $0.01 par shares, 10,000,000 shares authorized, 7,488,730 issued and outstanding. As of December 31, 2020, the Company had Preferred stock Series A, $0.01 par shares, 10,000,000 shares authorized, 7,488,730 issued and outstanding.

As of December 31, 2021, the Company had Preferred stock Series B, $0.01 par shares, 10,000,000 shares authorized, 10,000,000 issued and outstanding. As of December 31, 2020, the Company had Preferred stock Series B, $0.01 par shares, 10,000,000 shares authorized, 10,000,000 issued and outstanding.

As of December 31, 2021, the Company had Preferred stock Series C, $0.01 par shares, 60,000,000 shares authorized, 36,888,972 issued and outstanding. As of December 31, 2020, the Company had Preferred stock Series C, $0.01 par shares, 60,000,000 shares authorized, 36,888,972 issued and outstanding.

As of December 31, 2021, the Company had Preferred stock Series D, $0.01 par shares, 10,000,000 shares authorized, 9,083,630 issued and outstanding. As of December 31, 2020, the Company had Preferred stock Series D, $0.01 par shares, 10,000,000 shares authorized, 9,083,630 issued and outstanding.

As of December 31, 2021, the Company had Preferred stock Series E, $0.01 par shares, 23,000,000 shares authorized, 23,000,000 issued and outstanding. As of December 31, 2020, the Company had Preferred stock Series E, $0.01 par shares, 23,000,000 shares authorized, 23,000,000 issued and outstanding.

As of December 31, 2021, the Company had Common stock, $0.001 par shares, 750,000,000 shares authorized, 514,226,791 issued and outstanding. As of December 31, 2020, the Company had Common stock, $0.001 par shares, 750,000,000 shares authorized, 434,226,791 issued and outstanding.

As of December 31, 2021, the Company had $307,088 in current assets, consisting of cash and prepaids of $52,982 and accounts receivable of $254,105. As of December 31, 2020, the Company had $25,111 in cash.

Summary of Cash and Certain Other Compensation

At present Ameritek has only one executive officers. The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•A base salary;

•A performance bonus; and

•Periodic grants and/or options of our common stock.

Base Salary. Ameritek chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus. A portion of each officer’s total annual compensation is in the form of a bonus. All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive. Stock options are granted to executive officers based on their positions and individual performance. Stock options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers. The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation. See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Compensation to our officers and employees will be paid only when we have sufficient funds for that purpose. At present, we do not possess such funds.

Item 3. Properties.

Properties

Our principal executive offices are located at 325 N Milwaukee Ave Suite G1, Wheeling, IL 60090, which we lease for $375 per month on a month-to-month basis with a 30-day notice, provided if either party does not terminate the agreement within (30) days prior to the end of the initial term, the lease shall automatically renew for successive one (1) month periods on the same terms. We believe that our existing facilities are suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations. The company has a share office at 401 Ryland Street, Suite 200A Reno, NV 89502.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 31, 2022, as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. There are no voting rights assigned to a natural person as of the date of this prospectus.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock that are currently exercisable or convertible within 60 days of March 16, 2022 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each stockholder is c/o Ameritek Ventures, Inc. at 401 Ryland Street, Suite 200A, Reno, NV 89502.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER AND POSITION	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS BEFORE CONVERSION (more than 5%)	PERCENT OF CLASS AFTER CONVERSION (more than 5%)
Common Stock	Shaun Passley, PhD	79,098,457	18.22%	15.38%
Common Stock	Epazz, Inc.[1]	50,000,000	0%	9.72%
Common Stock	Star Financial Corporation[2]	18,106,005	4.17%	3.52%
Common Stock	GG Mars Capital, Inc. [3]	18,103,638	4.17%	3.52%
Preferred A	Shaun Passley, PhD	7,488,730	100.00%	100.00%
Preferred B	Epazz, Inc.	10,000,000	100.00%	100.00%
Preferred C	Star Financial Corporation	14,536,666	39.41%	39.41%
Preferred C	GG Mars Capital, Inc.	14,459,336	39.20%	39.20%
Preferred C	Shaun Passley, PhD	2,000,000	5.42%	5.42%
Preferred C	Craig Passley[4]	4,800,000	13.01%	13.01%
Preferred D	Star Financial Corporation	3,904,350	42.98%	42.98%
Preferred D	GG Mars Capital, Inc.	3,887,540	42.80%	42.80%
Preferred D	Craig Passley	1,043,850	11.49%	11.49%
Preferred E	Shaun Passley, PhD	23,000,000	100.00%	100.00%

1.Shaun Passley, PhD is the majority shareholder of Epazz, Inc.

2.Star Financial Corporation is owned by Fay Passley, a family member of Shaun Passley, PhD in different household.

3.GG Mars Capital, Inc. is owned by Vivienne Passley, a family member of Shaun Passley, PhD in different household.

4.Craig Passley is Shaun Passley’s sibling.

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of December 23, 2022, through the exercise of any stock option or other right. See “Description of Securities” for more information.

DESCRIPTION OF SECURITIES

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our capital stock. For the complete terms of our capital stock, please refer to our certificate of incorporation bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our certificate of incorporation and bylaws.

General

As of December 23, 2022, there are (a) 514,226,791 shares of our common stock outstanding and (b) 7,488,730 shares of Series A Preferred Stock; 10,000,000 shares of Series B Preferred Stock; 36,888,972 shares of Series C Preferred Stock; 9,083,630 shares of Series D Preferred Stock; and 23,000,000 of Series E Preferred Stock issued and outstanding. In addition, holders of our convertible notes are entitled to convert the notes into common stock.

Common Stock

As of the date of this prospectus, the Company has 950,000,000 authorized shares of $0.001 par value Common Stock with cusip number 03078H. The Common Stock is quoted on the OTCMarkets.com under ticker symbol ATVK. As of March 16, 2022, there were 514,226,791 shares of our common stock outstanding, of which 219,431,327 are restricted.

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no pre-emptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate and issue in the future.

Preferred Stock

Cancelation of Old Preferred Series A Class

On November 13, 2020, pursuant to the Bozki Merger Plan, the Company canceled Preferred Series A class converted Preferred Series A class into shall be cancel. Holder of ATVK Preferred Series A shares shall be converted into the Company’s’ Common Stock, for every ten (10) Preferred Series A shares, the holder shall receive one (1) share of ATVK Common Stock. Current issue is 51,627 Preferred Series A will convert into 516,270 common stock.

As of September 30, 2021 and December 31, 2020, there were 74,887 and 74,887 shares of old Series A Preferred Stock issued and outstanding, respectively. As of the date of this prospectus, our authorized capital stock consists of 950,000,000 shares of common stock, par value $0.01 per share. As of March 16, 2022, there were 514,226,791 shares of our common stock outstanding, of which 219,431,327 are restricted.

Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value New Series A Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series A Preferred Stock has no voting rights. Series A Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations. At any time and from time-to-time after the issuance of the Series A Preferred Stock, any holder may convert any or all of the shares of Series A Preferred Stock held by such holder at the ratio of .60 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred A Stock would be able to convert to 6,000 shares of Common Stock. However, the beneficial owner of such Series A Preferred Stock cannot convert their Series A Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2021 and December 31, 2020, there were 10,000,000 Preferred Stock Series A shares authorized, 7,488,730 issued and outstanding, respectively.

Series B Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series B Preferred Stock. Series B Preferred Stock has liquidation and first position ownership rights on any assets owned by the Company. The Series B Preferred Stock has ten thousand votes per share voting rights and are not entitled to receive dividends. The holders of Series B Preferred Stock shall be entitled to interest payments on monies paid or loaned to the corporation for their Series B Preferred Shares and a first position in a security interest on any assets of the Company upon default of a loan to the Company, liquidation, or dissolution of the Company. Further, the Company may call these shares at any time provided the holders of the Series B Preferred Stock are paid the amount of monies they paid for their Series B Preferred Stock along with any interest due. Upon the payment of principal and interest to the Series B Preferred Stock shareholders, the shares must be returned to the Company.

As of September 30, 2021 and December 31, 2020, there were 10,000,000 Preferred Stock Series B shares authorized, 10,000,000 issued and outstanding, respectively.

Series C Preferred Stock

The Company is authorized to issue 260,000,000 shares of $0.01 par value Series C Preferred Stock, of which 36,888,972 shares are issued and outstanding as of December 31, 2020. The Series C Preferred Stock has no voting rights. The conversion right is three fully paid shares of Common Stock. For example, an owner of convertible 1,000 shares of Preferred C Stock would be able to convert to 3,000 shares of Common Stock. However, the beneficial owner of such Series C Preferred Stock cannot convert their Series C Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2021 and December 31, 2020, there were 60,000,000 Preferred Stock Series C shares authorized, 36,888,972 issued and outstanding, respectively.

Series D Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series D Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series D Preferred Stock has no voting rights. Series D Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $1 million based on the Corporation’s audited statement of operations at a rate of 1.5%. At any time and from time-to-time after the issuance of the Series D Preferred Stock, any holder may convert any or all of the shares of Series D Preferred Stock held by such holder at the ratio of .10 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred D Stock would be able to convert to 1,000 shares of Common Stock. However, the beneficial owner of such Series D Preferred Stock cannot convert their Series D Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2021 and December 31, 2020, there were 10,000,000 Preferred Stock Series D shares authorized, 9,083,630 issued and outstanding, respectively.

Series E Preferred Stock

The Company is authorized to issue 23,000,000 shares of $0.01 par value Series E Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series E Preferred Stock has no voting rights. Series E Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations at a rate of 6%. At any time and from time-to-time after the issuance of the Series E Preferred Stock, any holder may convert any or all of the shares of Series E Preferred Stock held by such holder at the ratio of .15 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred E Stock would be able to convert to 1,500 shares of Common Stock. However, the beneficial owner of such Series E Preferred Stock cannot convert their Series E Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2021 and December 31, 2020, there were 23,000,000 Preferred Stock Series E shares authorized, 23,000,000 issued, outstanding, respectively.

On January 30, 2020, one of the holders of the Company’s convertible promissory notes converted $3,769 of principal into 14,133,333 shares of the Company’s common stock.

On August 10, 2020, one of the holders of the Company’s convertible promissory notes converted $7,840 of principal into 14,700,000 shares of the Company’s common stock.

Convertible Notes

Convertible Note 1

On January 1, 2018, Bozki with Telecorp Products, Passley, Inc, ESM Software, Inc, and Epazz, Inc, for Epazz to purchase Bozki for $200,000 payable in a ten-year convertible promissory note bearing the interest rate of 8% per annum, with Bozki selling all shares of its company to Epazz. On November 13, 2020, the company merged with Bozki, Inc. assuming a 10-year, convertible note with Epazz, Inc. of $200,000 and accrued interest of $66,353. Epazz converted $80,000 into 50,000,000 shares of common stock. The total amount due under the promissory note at September 30, 2021 is $200,000 and accrued interest of $59,982.

Convertible Note 2

On November 27, 2020, the company merged with Bozki, Inc. assuming a 10 year note with Epazz, Inc. of $1,000,000 and accrued interest of 23,333. The total amount due under the promissory note at September 30, 2021 is $1,000,000 and accrued interest of $75,744.

Convertible Note 3

On November 27, 2020, the company merged with VW Win Century, Inc. assuming note with Epazz, Inc. of $250,000 and accrued interest of $187,500. The total amount due under the promissory note at September 30, 2021 is $250,000 and accrued interest of $215,125.

Convertible Note 4

On May 13, 2021, the Company entered into a Convertible note agreement with Cloud Builder, Inc. for $185,000 with an option to convert to common stock at a 20% discount to market. On August 5, 2021, Cloud Builder converted the note the Company issued 30,000,000 shares to Cloud Builder, Inc. in consideration for $185,000 short-term debt and accumulated interest payable.

Options

As of the date of this Information Statement, Ameritek Ventures has not issued any options or equity awards to purchase shares of its common stock, although Ameritek Ventures may do so in the future.

Item 5. Directors and Executive Officers.

MANAGEMENT

Executive Officers and Directors of Ameritek

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person. Our directors serve a one-year term until their successors are elected and qualified, or until such director’s earlier death, resignation, or removal. Our executive officers are elected annually by our board of directors and serve a one-year term until their successors are elected and qualified, or until such officer’s earlier death, resignation, or removal.

Name	Age	Position	Position(s) Held Since
Shaun Passley, Ph.D	44	President, Chief Executive Officer, Chairman, Sole Director, Chief Financial Officer and Secretary	2020

The members of Ameritek’ board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The number of the directors may be fixed from time to time by resolution duly passed by our board, which has fixed the number of our directors at one.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office. The directors elect officers annually. Otherwise, there are no family relationships among’ directors and officers as Shaun Passley is the sole director.

We may employ additional management personnel, as our board of directors deems necessary. We have not identified or reached an agreement or understanding with any other individuals to serve in management positions, but do not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for FlexFridge’ directors and executive officer is set forth below.

Shaun Passley, Ph.D is the President, Chief Executive Officer, Chairman of the Board of Directors of the Company, Chief Financial Officer and Secretary. He has over twenty years of experience in the software industry and over ten years of experience running public companies. Dr. Passley has been the president, chief executive officer, chief financial officer, and chairman of the board of directors since 2020. He has also been a director and the CEO of Epazz, Inc. since 2000. Dr. Passley obtained his bachelor’s degree from DePaul University in finance in 2000, his master’s degree from DePaul University in information technology in 2006, his MBA from Benedictine University in 2007, his master’s degree from Northwestern University in product development in 2011, his PhD in Business from Benedictine University in 2014, and masters of law in intellectual property from Northwestern University in 2016. Dr. Passley has public company experience as the CEO for Epazz, Inc. and Ameritek Ventures, Inc., both traded on the OTC Markets Group.

Ameritek Ventures’ principal executive offices are located at 325 N Milwaukee Ave. Suite G1, Wheeling, IL 60090. Our email address is investors@ameritkeventures.com.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the last two fiscal years, the compensation earned for services rendered in all capacities by Ameritek’ chief executive officer, chief financial officer and the other executive officers serving as such at December 31, 2014. The individuals named in the table will be hereinafter referred to as the “Named Officers.”

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Shaun Passley, Ph.D.	2021 & 2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of Ameritek’ named executive officers as of the end of the last completed fiscal year, December 31, 2021:

								Equity	Equity Incentive Plan
			Equity					Incentive Plan Awards:	Awards: Market or Payout
			Incentive Plan			Number	Market	Number of	Value of Unearned
	Number of	Number of	Awards: Number of Securities			of Shares or Units	Value of Shares or Units	Unearned Shares, Units or	Shares, Units or Other
	Securities	Securities	Underlying			of Stock	of Stock	Other	Rights
	Underlying	Underlying	Unexercised	Option		That	that	Rights	That
	Unexercised	Unexercised	Unearned	Exercise	Option	Have	Have	That	Have Not
	Options (#)	Options (#)	Options	Price	Expiration	Not	Not	Have Not	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested	Vested	Vested	($)
Shaun Passley, Ph.D.	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Director Compensation

The following table provides concerning the compensation of Ameritek’ directors as of the end of the last completed fiscal year, December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards $)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation on Earnings ($)	Total ($)

Shaun Passley, Ph.D.	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements

As of the date of this Information Statement, Ameritek does not have any employment agreements with its employees.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Ameritek has had no disagreements with its accountants on accounting and financial disclosure.

CERTAIN TRANSACTIONS

Other than as described herein, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in- laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

Item 7. Certain Relationships and Related Transactions.

None

Item 8. Legal Proceedings.

Legal Proceedings

There are three pending legal proceedings to which we are a party or in which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of voting securities of our company, or security holder is a party adverse to us or has a material interest adverse to us. Our property is not the subject of any pending legal proceedings.

The three proceedings are:

a)Ameritek Ventures vs Clinton Stokes for recovery of assets, Clinton Stokes failed to provide evidence he own the IP Assets. This case is currently in Nevada court. Custodian has unable to located the IP Assets for optic fiber technology. Custodian determine that agreements between Wesley Poff and Merdian Pacific Holdings prevented Clinton Stokes from owning the IP Assets. The Company’s goals is to cancel Clinton Stokes’s cancels and recover the $100,000 payment and legal fees.

b)Shaun Passley vs. Ameritek Ventures, Inc. for appointing Custodian, Shaun Passley was appointed Custodian and was elected CEO of Ameritek Ventures case is still pending as the judge is still rulling in the Meridian Pacific Case.

c)Merdian Pacific Holding vs Ameritek Ventures, ie promissory notes, Merdian Pacific failure to provide evidence that they wire the funds to Ameritek Ventures. Ameritek Ventures has no records of the funding from the promissory notes.

The flow of the proceedings is as follows:

We were incorporated on December 27, 2010 as ATVROCKN, a Nevada corporation. On June 20, 2017, our corporate name was changed to Ameritek Ventures. Under our original business plan, it was our intention to market a "housing molding" product to place audio equipment and lighting on 4-wheel drive vehicles such as All Terrain Vehicles (“ATV”) and Utility Terrain Vehicles (“UTV”). As we were undercapitalized, this plan did not succeed.

In August 2017, the Company completed its move into a new production and design facility in Roanoke, Virginia. On August 30, 2017, the Company entered into an agreement to acquire fiber optic assets from a former director. However, the assets were never delivered by the former director.

On August 30, 2017, the Company entered into an Asset Purchase Agreement with Clinton L. Stokes, the Company’s current over 10% shareholder, Chief Executive Officer and Principal Executive Officer, whereby 19,770,000 unregistered restricted common shares of stock were approved for issuance by the Board of Directors, along with payment of $100,000, in exchange for fiber optic assets. These assets were never delivered to the company. Documentation shows Mr. Stokes did not own the asset. The company was in Nevada court to cancel these shares.

On November 12, 2020, the Nevada Court ordered, that petitioner Shaun Passley, PhD is appointed custodian of Ameritek Ventures, Inc, (ATVK).

On December 15, 2020, Shaun Passley, PhD. filed a Motion for Declaratory Relief to confirm that the Custodian has authority to cancel the nineteen million seven hundred seventy thousand (19,770,000) shares of the Company common stock held by Mr. Clinton Stokes for the asset purchase agreement entered into on August 30, 2017. The courts also ordered that all claimants and creditors of

Ameritek Ventures Inc., shall have thirty (30) days from date of notice (February 10, 2021) to submit under oath, a written proof of claim. Any claimants and creditors of the Company who fail to timely submit Proof of Claim shall be barred from later presenting their claim to the Company. On March 22, 2021, the court denied the motion for declaratory relief due the court belief that this was not the correct procedure for this type of request. Instead, the court set a new court date of April 12, 2021, to set the correct procedures to resolve the cancellation of Mr. Stokes shares.

Concurrently, Meridian Pacific Holding, LLC has filed lawsuit in California over the fiber optics assets and promissory notes. Meridian filed the lawsuit, against Mr. Stokes, Mr. James Wesley Poff, and two other former officers of the Company over the Fiber Optic assets. Based on the lawsuit records, Mr. Stokes could not have legally delivered or transferred the Fiber Optic assets as the asset was encumbered by PPB Engineering Services Inc, which is a company owned by Mr. James Wesley Poff. Although the Company was named as a defendant in the California lawsuit, Meridian Pacific Holding, LLC, submitted their proof of claims in the Nevada court, therefore the Nevada court holds jurisdiction over the matter.

On March 11, 2021, a total of six claimants provided proof a claim totaling $4.5 million in claims and $283,383 in attorney’s fees. Claimant, Nottingham Properties LLC. has agreed to a total payment of $7,200 in exchange for the total extinguishment $73,739 of debt. Claimant, Meridian Pacific Holding, LLC file a proof of claim of $396,350 and attorneys fee claim of $217,635. Meridian presented to the court documentation in the form of a promissory note for $350,000 dated August 21, 2017, signed by Mr. Stokes. However, the Company’s bank statement does not show that the $350,000 was wired or deposited into the Company’s bank account and no liability is found on any financials filed with the SEC. Mr. Clinton Stokes’s lawyer subsequently confirmed that Meridian did not wire the funds.

The previous President/CEO/Chairman, (Clinton L. Stokes III), V.P./Secretary/Treasurer, (Kenneth P. Mayeaux), and Director/Controller, (Jamie Mayeaux), summited a total of $3.8 million in salary claims and $50,000 in attorneys fee claims. Mr. James Wesley Poff filed a proof of claims of $250,000 in salary due from the Company, however Mr. Wesley Poff did not provide the court with supporting documentation of salary due. In addition, when Mr. Wesley Poff filed for bankruptcy in Federal Court, he did not list the claim as an asset.

The Company has disputed these claims by providing the Company’s May 31, 2018, Audited 10-K to the last 10-Q file to the SEC on May 14, 2019. These financial statements prepared and submitted to the SEC by the three prior officer claimants, show zero compensation owed to all four claimants. Subsequently, all officers of the Company resigned with Mr. Stokes being the last to submit his resignation to the SEC on Form 8-K on March 24, 2020.

There are five convertible notes as of from the prior administration which the company is disputing because these loans maybe illegal based on New York law. The Custodian has filed legal action in Nevada court in order to start discovery on the claim.

The 2019 remaining liability of $646,776, which includes two convertible notes payable totaling $207,990, with accrued interest, and attached expired and invalidated associated warrants, was booked as a gain on extinguishment of debt in 2021.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is not publicly Quoted until the Form 15c211 is cleared by FINRA.

Item 10. Recent Sales of Unregistered Securities.

None

Item 11. Description of Registrant’s Securities to be Registered.

DESCRIPTION OF SECURITIES

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our capital stock. For the complete terms of our capital stock, please refer to our certificate of incorporation bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our certificate of incorporation and bylaws.

General

As of December 31, 2022, there are (a) 514,226,791 shares of our common stock outstanding and (b) 7,488,730 shares of Series A Preferred Stock; 10,000,000 shares of Series B Preferred Stock; 36,888,972 shares of Series C Preferred Stock; 9,083,630 shares of Series D Preferred Stock; and 23,000,000 of Series E Preferred Stock issued and outstanding. In addition, holders of our convertible notes are entitled to convert the notes into common stock.

Common Stock

As of December 31, 2022 the Company has 950,000,000 authorized shares of $0.001 par value Common Stock with cusip number 03078H. The Common Stock is quoted on the OTCMarkets.com under ticker symbol ATVK. As of January 19, 2023, there were 514,226,791 shares of our common stock outstanding, of which 219,431,327 are restricted.

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no pre-emptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate and issue in the future.

Preferred Stock

Cancelation of Old Preferred Series A Class

On November 13, 2020, pursuant to the Bozki Merger Plan, the Company canceled Preferred Series A class converted Preferred Series A class into shall be cancel. Holder of ATVK Preferred Series A shares shall be converted into the Company’s’ Common Stock, for every ten (10) Preferred Series A shares, the holder shall receive one (1) share of ATVK Common Stock. Current issue is 51,627 Preferred Series A will convert into 516,270 common stock.

As of September 30, 2022 and December 31, 2021, there were 74,887 and 74,887 shares of old Series A Preferred Stock issued and outstanding, respectively. As of the date of this prospectus, our authorized capital stock consists of 950,000,000 shares of common stock, par value $0.01 per share. As of March 16, 2022, there were 514,226,791 shares of our common stock outstanding, of which 219,431,327 are restricted.

Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value New Series A Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series A Preferred Stock has no voting rights. Series A Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations. At any time and from time-to-time after the issuance of the Series A Preferred Stock, any holder may convert any or all of the shares of Series A Preferred Stock held by such holder at the ratio of .60 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred A Stock would be able to convert to 6,000 shares of Common Stock. However, the beneficial owner of such Series A Preferred Stock cannot convert their Series A Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022 and December 31, 2021, there were 10,000,000 Preferred Stock Series A shares authorized, 7,488,730 issued and outstanding, respectively.

Series B Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series B Preferred Stock. Series B Preferred Stock has liquidation and first position ownership rights on any assets owned by the Company. The Series B Preferred Stock has ten thousand votes per share voting rights and are not entitled to receive dividends. The holders of Series B Preferred Stock shall be entitled to interest payments on monies paid or loaned to the corporation for their Series B Preferred Shares and a first position in a security interest on any assets of the Company upon default of a loan to the Company, liquidation, or dissolution of the Company. Further, the Company may call these shares at any time provided the holders of the Series B Preferred Stock are paid the amount of monies they paid for their Series B Preferred Stock along with any interest due. Upon the payment of principal and interest to the Series B Preferred Stock shareholders, the shares must be returned to the Company.

As of September 30, 2022 and December 31, 2021, there were 10,000,000 Preferred Stock Series B shares authorized, 10,000,000 issued and outstanding, respectively.

Series C Preferred Stock

The Company is authorized to issue 260,000,000 shares of $0.01 par value Series C Preferred Stock, of which 36,888,972 shares are issued and outstanding as of December 31, 2020. The Series C Preferred Stock has no voting rights. The conversion right is three fully paid shares of Common Stock. For example, an owner of convertible 1,000 shares of Preferred C Stock would be able to convert to 3,000 shares of Common Stock. However, the beneficial owner of such Series C Preferred Stock cannot convert their Series C Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022 and December 31, 2021, there were 60,000,000 Preferred Stock Series C shares authorized, 36,888,972 issued and outstanding, respectively.

Series D Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series D Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series D Preferred Stock has no voting rights. Series D Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $1 million based on the Corporation’s audited statement of operations at a rate of 1.5%. At any time and from time-to-time after the issuance of the Series D Preferred Stock, any holder may convert any or all of the shares of Series D Preferred Stock held by such holder at the ratio of .10 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred D Stock would be able to convert to 1,000 shares of Common Stock. However, the beneficial owner of such Series D Preferred Stock cannot convert their Series D Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022 and December 31, 2021, there were 10,000,000 Preferred Stock Series D shares authorized, 9,083,630 issued and outstanding, respectively.

Series E Preferred Stock

The Company is authorized to issue 23,000,000 shares of $0.01 par value Series E Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series E Preferred Stock has no voting rights. Series E Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations at a rate of 6%. At any time and from time-to-time after the issuance of the Series E Preferred Stock, any holder may convert any or all of the shares of Series E Preferred Stock held by such holder at the ratio of .15 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred E Stock would be able to convert to 1,500 shares of Common Stock. However, the beneficial owner of such Series E Preferred Stock cannot convert their Series E Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

Options

As of December 31, 2022, Ameritek Ventures has not issued any options or equity awards to purchase shares of its common stock, although Ameritek may do so in the future.

Item 12. Indemnification of Directors and Officers.

Our articles provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Nevada corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1. (see Item 15).

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a)Financial Statements

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b)Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit NumberExhibit Description

3.1Articles of Incorporation**

3.2Amendment of Articles

3.3Bylaws of Ameritek Ventures, Inc.

10.2Merger Agreement with Bozki, Inc.

10.3Merger Agreement with VW Win, Inc.

20.1Report of Independent Registered Public Accounting firm, Dec 21

20.2Review Report, Sep 22

23.1Consent of Independent Registered Public Accounting firm, Dec 21

23.2Consent letter, Sep 22

*Filed herewith.

**Previously filed.

†Confidential treatment requested as to certain terms in this agreement; these terms have been omitted from this filing and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERITEK VENTURES, INC.

By:/s/ Shaun Passley

Name: Shaun Passley, Ph.D. Title: Director

Date: January 19, 2023

AMERITEK VENTURES, INC.

_______________________

Annual Report

For the Years Ended

December 31, 2021 and December 31, 2020

CURRENT INFORMATION REGARDING

Ameritek Ventures, Inc.,

The following information is furnished to assist with "due diligence" compliance. The information is furnished pursuant to Rule 15c2-11 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended: The items and attachments generally follow the format set forth in Rule 15c2-11.

AMERITEK VENTURES, INC.

AMERITEK VENTURES, INC.

CONSOLIDATED BALANCE SHEETS

	As Of
	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash	$28,686	$25,111
Accounts receivable, net	254,105	–
Prepaid expenses	24,296	–
Total current assets	307,088	25,111

Property and equipment, net	4,133	1,011

Long–term assets
Patent	250,000	250,000
Product development, net	559,207	120,000
Goodwill, net	2,397,002	1,771,676
Total long–term assets	3,206,209	2,141,676

Total assets	$3,517,430	$2,167,798

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$784,067	$398,974
Deferred revenue	245,372	–
Accrued interest	309,624	461,788
Convertible note payable	–	207,990
Short–term debt	21,000	–
Due to related party	–	129,079
Total current liabilities	1,360,063	1,197,831

Long–term liabilities
Long term debts, net of current maturities	2,025,878	1,494,320
Total long–term liabilities	2,025,878	1,494,320

Total liabilities	3,385,941	2,692,151

Stockholders' equity (deficit):
Preferred stock Series A, $0.01 par shares, 10,000,000 shares authorized, 7,488,730 issued and outstanding as of 12/31/2021 and 12/31/2020	74,887	74,887
Preferred stock Series B, $0.01 par value, 10,000,000 shares authorized, 10,000,000 issued and outstanding as of 12/31/2021 and 12/31/2020	100,000	100,000
Preferred stock Series C, $0.01 par value, 60,000,000 shares authorized, 36,888,972 issued and outstanding as of 12/31/2021 and 12/31/2020	368,890	368,890
Preferred stock Series D, $0.01 par value, 10,000,000 shares authorized, 9,083,630 issued and outstanding as of 12/31/2021 and 12/31/2020	90,836	90,836
Preferred stock Series E, $0.01 par value, 23,000,000 shares authorized, 23,000,000 issued and outstanding as of 12/31/2021 and 12/31/2020	230,000	230,000
Common stock, $0.001 par value, 750,000,000 shares authorized, 514,226,791 and 434,226,791 issued and outstanding at 12/31/2021 and 12/31/2020	514,227	434,202
Additional paid in capital	1,239,878	653,573
Accumulated deficit	(2,487,228)	(2,476,741)

Total stockholders' equity	131,490	(524,353)

Total liabilities and stockholders' equity	$3,517,430	$2,167,798

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : December 28th , 2022

Place : New Delhi, India

AMERITEK VENTURES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended

December 31, 2021, and 2020

	For the Years Ended
	December 31,
	2021	2020

Revenue:	$729,602	$–

Expenses:
Development and support	838,221	–
General and administrative	263,566	(174,500)
Salaries and wages	187,094	–
Depreciation and amortization	160,555	–
Total operating expenses	1,449,436	(174,500)

Net operating loss:	(719,834)	(174,500)

Other income (expense):
Gain on extinguishment of debt	874,535	–
Interest expense	(165,188)	(2,749)
Total other income (expense)	709,347	(2,749)

Net loss	$(10,487)	$(177,249)

Net income (loss) per share – basic diluted	$(0.00002)	$(0.00041)

Net income (loss) per share – fully diluted	$(0.00002)	$(0.00041)

Weighted average number of common shares outstanding – basic diluted	514,226,791	429,160,112

Weighted average number of common shares outstanding – fully diluted	514,226,791	434,218,426

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : December 28th , 2022

Place : New Delhi, India

AMERITEK VENTURES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 For the Years Ended

December 31, 2021, and 2020

	For Years Ended
	December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(10,487)	$(177,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	160,555	174,500
Gain on debt retirement	(874,535)	2,749
Decrease (increase) in assets:
Accounts receivable	(146,280)	–
Prepaid expenses	28,955	–
Increase (decrease) in liabilities:
Accounts payable	574,598	–
Accrued interest	118,848	–
Deferred revenues	(109,534)	–
Net cash used in operating activities	(257,880)	–

Cash flows from investing activities
Cash received from merger	–	111
Purchase of Interactive Systems, Inc.	(85,502)	–
Purchase of interlinkONE, Inc.	(198,194)	–
Net cash provided by (used in) investing activities	(283,696)	111

Cash flows from financing activities
Proceeds from short–term debt	185,000	25,000
Proceeds from long–term debt	500,000	–
Repayment of long–term debts	(139,849)	–
Net cash provided by financing activities	545,151	25,111

Net increase in cash	3,575	25,111
Cash – beginning of the year	25,111	–
Cash – end of the year	$28,686	$25,111

Supplemental disclosures:
Interest paid	$165,188	$2,749
Income taxes receivable	$670	$–

Non–cash investing and financing activities:
Conversion of debt and interest to common stock	$666,330	$11,609

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : December 28th , 2022

Place : New Delhi, India

AMERITEK VENTURES, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY (DEFICIENCY)

 For the Years Ended

December 31, 2021, and 2020

	Series A		Series B		Series C		Series D		Series E				Additional
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, December 31, 2019	51,627	$52	—	$—	—	$—	—	$—	—	$—	284,942,593	$284,942	$615,595	$(1,640,424)	$(739,835)
Shares conversion and issued for merger	7,437,103	74,835	10,000,000	100,000	36,888,972	368,890	9,083,630	90,836	23,000,000	230,000	149,259,194	149,260	37,978	(659,068)	392,731
Net income December 31, 2020	—	—	—	—	—	—	—	—	—	—	—	—	—	(177,249)	(177,249)
Balance, December 31, 2020	7,488,730	$74,887	10,000,000	$100,000	36,888,972	$368,890	9,083,630	$90,836	23,000,000	$230,000	434,201,787	$434,202	$653,573	(2,476,741)	$(524,353)
Common stock share adjustment	—	—	—	—	—	—	—	—	—	—	25,004	25	(25)	—	—
Shares issued for conversion of debt	—	—	—	—	—	—	—	—	—	—	80,000,000	80,000	586,330	—	586,330
Net income December 31, 2021	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,487)	(10,487)
Balance, December 31, 2021	7,488,730	$74,887	10,000,000	$100,000	36,888,972	$368,890	9,083,630	$90,836	23,000,000	$230,000	514,226,791	$514,227	$1,239,878	$(2,487,228)	$131,490

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : December 28th , 2022

Place : New Delhi, India

1.General Organization and Business

The Company was organized on December 27, 2010, under the laws of the State of Nevada, as ATVROCKN. On June 20, 2017, the Company changed its corporate name to Ameritek Ventures, Inc (“Ameritek Ventures” or “Ameritek” or “the Company”). Prior to November 2020, Ameritek Ventures was in the business of fiber optics. However, this business vanquished due to the former directors and officers of the Company failing to adequately pursue the business with its day-to-day operations and its shareholders. In late 2020, Shaun Passley, PhD, a shareholder of Ameritek, noticed the business relinquishment and appealed to the State of Nevada Court to become the custodian of the Company. On November 12, 2020, the State of Nevada Court appoints Shaun Passley, PhD custodian of Ameritek Ventures, Inc, (ATVK).

In late October and early November of 2020, Shaun Passley, PhD, as a shareholder and director of both Ameritek and VW Winn Century, Inc. (“VWin”), sought to rehabilitate both the Company and VWin pursuant to the laws of the State of Nevada.

On November 27, 2020, VWin was merged with Ameritek pursuant to an agreement and plan of merger, with Ameritek as the surviving entity.

On November 27, 2020, Bozki, Inc. (“Bozki”), an Illinois company controlled by Shaun Passley, PhD, was merged with Ameritek pursuant to an agreement and plan of merger, with Ameritek as the surviving entity. This merger was accounted for as a stock-for-stock merger as, given that substantially all the acquired company’s assets, liabilities and ongoing operations were acquired for stock.

On May 14, 2021, Ameritek Ventures, in its effort to increase the company’s presence in the warehouse solutions market, purchased Interactive Systems, Inc., a Massachusetts software company that provides software inventory management.

On May 14, 2021, due to ownership changes and company reorganization, the management of Ameritek decided to delist the company from the Pink Listing of OTCMarkets.com for the general public, refile a new Form S-1 to update the company's current ownership and business status, and relist it in the OTCMarkets.com Expert Market. The stock is trading currently on a limited basis on the Pink Listing of OTCMarkets.com.

On October 1st, 2021, Ameritek Ventures purchased interlinkONE, Inc., a Massachusetts company that provides SaaS cloud-based solutions for warehouse and inventory fulfillment.

Today, Ameritek Ventures, Inc. is a group of companies that provides various world-class software and hardware products and services beneficial to businesses, organizations, and governments. We manufacture and innovate advanced technological developments in the medical industry, such as the DittoMask high filtration mask and FlexFridge portable medical use mini-fridge. We also develop blockchain technology software programs under WebBeeo and CordTell companies. Furthermore, Ameritek Ventures explores augmented reality technology with Passley, Inc., and Augmum, Inc. Meanwhile, our vertical landing aircraft service from AeroPass, Inc. takes ZenaDrone technology to a higher level with members-only passenger first-class transport across cities. Ecker Capital, LLC is our Merger and Acquisition division.

2.Summary of Significant Accounting Policies

Basis of Accounting

The financial statements and accompanying notes are prepared under accrual of accounting in accordance with generally accepted accounting principles of the United States of America ("US GAAP").

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Long-lived Assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Property and Equipment

Equipment is recorded at its acquisition cost, which includes the costs to bring the equipment to the condition and location for its intended use, and equipment is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Furniture and fixtures	5 years
Computers and equipment	3-5 years
Website development	3 years
Leasehold improvements	5 years

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the useful lives of the assets due to transfer of ownership after the lease term has expired.

Maintenance and repairs will be charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Property and equipment are evaluated for impairment whenever impairment indicators are prevalent. The Company will assess the recoverability of equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company had debt instruments that required fair value measurement on a recurring basis.

Intangible Assets and Intellectual Property

Intangible assets are amortized using the straight-line method over their estimated period of benefit of five to fifteen years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No material impairments of intangible assets have been identified during any of the periods presented. Amortization expense on intangible assets totaled $150,435, and $0 for the years ending ended December 31, 2021, and 2020, respectively.

Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit's carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach, and the market approach, which utilizes comparable companies' data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.

The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company's evaluation of goodwill completed during the year resulted in no impairment losses of for the years ended December 31, 2021 and December 31, 2020.

Beneficial Conversion Features

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of warrants if related warrants have been granted.

The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Basic and Diluted Net Earnings per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the weighted average number of common shares issued and outstanding during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first year for any potentially dilutive debt or equity.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Revenue Recognition

The Company designs and sells various software and maintenance programs to business enterprises including, among others, warehouse distribution to printing and battery manufacturing companies, and marketing services to financial services and insurance companies, printing, or advertising companies. Prior to shipment, each software product is tested extensively to meet Company specifications. The software is shipped fully functional via electronic delivery but requires some installation and setup.

Installation is a standard process, outlined in the owner's manual, consisting principally of setup, calibrating, and testing the software. A purchaser of the software could complete the process using the information in the owner's manual, although it would probably take significantly longer than it would take the Company’s technicians to perform the tasks. Although other vendors do not install the Company’s software, they do provide largely interchangeable installation services for a fee. Historically, the Company has never sold the software without installation. Most installations are performed by the Company within 7 to 24 days of shipment and are included in the overall sales price of the software. In addition, the customer must pay for support contracts and training packages, depending on their desired level of service. The Company is the only manufacturer of the software and it only sells software on a standalone basis directly to the end user.

The sales price of the arrangement consists of the software, installation, and training and support services, which the customer is obligated to pay in full upon delivery of the software. In addition, there are no general rights of return involved in these arrangements. Therefore, the software is accounted for as a separate unit of accounting.

The Company does not have vendor-specific objective evidence of selling price for the software because it does not sell the software separately (without installation services and support contracts). In addition, third-party evidence of selling price does not exist as no vendor separately sells the same or largely interchangeable software. Therefore, the Company uses its best estimate of selling price when allocating such arrangement consideration.

In estimating its selling price for the software, the Company considers the cost to produce the software, profit margin for similar arrangements, customer demand, effect of competitors on the Company’s software, and other market constraints. When applying the relative selling price method, the Company uses its best estimate of selling price for the software, and third-party evidence of selling price for the installation. Accordingly, without considering whether any portion of the amount allocable to the software is contingent upon delivery of the other items, the Company allocates the selling price to the software, support, and installation.

The Company doesn’t currently provide product warranties, but if it does in the future it will provide for specific product lines and accrue for estimated future warranty costs in the period in which the revenue is recognized.

Income Taxes

The Company utilizes the asset and liability method of accounting for deferred income taxes as prescribed by the FASB Accounting Standard Codification, ("ASC"), 740 (Income Taxes). This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax return and financial statement reporting basis of certain assets and liabilities.

As required by ASC 740-10, "Income Taxes", the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Management does not believe that there are any uncertain tax positions which would have a material impact on the financial statements. The Company has elected to include interest and penalties related to uncertain tax positions as a component of income tax expense. To date, the Company has not recorded any interest or penalties related to uncertain tax positions.

Year-end

In 2020 the Company changed the year end for financial reporting to December 31 from May 31.

Advertising

Advertising is expensed when incurred. For the years ended at December 31, 2021, and December 31, 2020 there were $5,000, and $0, spent in advertising.

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

3.Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 2021, the Company has a net loss of $10,487, as compared with a net loss of $177,249 as of December 31, 2020. The improvement was primarily due to the acquisition of Interactive Systems, and the forgiveness of loans to this subsidiary, as well as gains due to extinguishment of debt, and the acquisition of interlinkONE. The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations.

Management plans to raise equity capital to finance the operating and capital requirements of the Company. Amounts raised will be used to further development of the Company's products, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is putting forth its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

4.Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under

GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company does not have any financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a non-recurring basis in the balance sheets as of December 31, 2021, and December 31, 2020:

	Fair Value Measurements as of December 31, 2021
	Level 1		Level 2	Level 3
Assets
Total assets		$–	$–		$–
Liabilities
Short–term debt		–	21,000		–
Notes payable, related parties		–	1,022,411		–
Long term debt		–	1,003,467		–
Total liabilities		–	2,046,878		–
	$		$(2,046,878)	$

	Fair Value Measurements as of December 31, 2020
	Level 1		Level 2	Level 3
Assets
Total assets		$–	$–		$–
Liabilities
Short–term debt		–	–		–
Notes payable, related parties		–	207,990		–
Long term debts		–	1,494,320		–
Total liabilities		–	1,702,310		–
	$		$(1,702,310)	$

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the years ended December 31, 2021, andDecember 31, 2020.

5.Property and Equipment

Property and Equipment consists of the following at December 31, 2021, and December 31, 2020, respectively:

	December 31, 2021	December 31, 2020
Furniture and fixtures	$7,694	$2,974
Computer and equipment	28,568	–
Software	4,200	4,200
Assets held under capital leases	2,783	2,783
Total property and equipment	43,245	9.957
Less: accumulated depreciation	(39,112)	(8,946)
Net property and equipment	$4,133	$1,011

Depreciation expense totaled $39,112and $8,946 for the year ended December 31, 2021, and 2020, respectively.

6.Mergers and Acquisitions

Bozki, Inc., Merger Agreement

On November 13, 2020, the Company closed on a merger with Bozki, Inc., an Illinois corporation (“Bozki”). This merger was accounted for as a stock-for-stock merger as, given that substantially all the acquired company’s assets, liabilities and ongoing operations were acquired for stock. The merger plan first required the cancelation of all the current outstanding Preferred Series A class shares. Holders of the Company’s shares received ten (10) Common Stock shares per one (1) share of Preferred Series A Shares. The Company’s total outstanding and issued 51,627 Preferred Series A shares converted into 516,270 Common Stock shares.

Bozki Preferred Series A Stockholder, related parties, received ten (10) of the Company’s Preferred Series A shares for every one (1) Bozki Preferred Series A Share. Based on the converted Bozki Preferred Series A Stock, the Company issued 7,488,730 Preferred Series A Share.

Bozki Preferred Series B Stockholder, related parties, received ten (10) of the Company’s Preferred D shares for every one (1) Bozki Preferred Series B Share. Based on the converted Bozki Preferred Series B Stock, the Company issued 9,083,630 shares of Preferred D shares.

Bozki Preferred Series C Stockholder, related parties, received ten (10) of the Company’s Preferred Series C shares for every one (1) Bozki Preferred Series C Share. Based on the converted Bozki Preferred Series C Stock, the Company issued 41,555,640 shares of Common Stock.

Bozki Class A Common Stockholder, related parties, received three (3) of the Company’s Common Stock to for every one (1) Bozki Class A Common Stock. Based on the converted Bozki Common Stock Class A, the Company issued 100,909,587 shares of Common Stock.

Bozki Class B Common Stockholder, related parties, received one (1) of the Company’s Preferred Series E for every one (1) Bozki Class B Common Share. Based on the converted Bozki Class B Common Stock, the Company issued 23,000,000 shares of Preferred Series E shares.

On November 20, 2020, the Company issued 1,000,000 of Common Stock to James A. Sherman & Associates for accounting services rendered.

On November 12, 2020, in consideration of the services provided and to be provided, the Company entered into a management agreement with Epazz, Inc., a Wyoming corporation, a related party, for a forty-five (45%) percent mark-up per month of the total expenses generated with a minimum annual fee of $350,000. The Company shall pay the minimum fee via a convertible promissory note. The Company also issued 10,000,000 Preferred Series B, voting control shares, as an engagement fee, consistent with the terms of the agreement.

This merger was accounted for as a Stock-for-Stock merger as, given that substantially all of the acquired company’s assets, liabilities and ongoing operations were acquired for stock. The merger resulted in $1,551,504 of goodwill. According to the result of the merger, the Company recognized the identifiable assets acquired and liabilities assumed as follows:

November 2020
Consideration:
Issue of Preferred Stock Series A	$22,483
Issue of Preferred Stock Series C	124,758
Issue of Preferred Stock Series D	27,271
Issue of Preferred Stock Series E	69,051
Issue of Common Stock	127,449
Total stock consideration given (1)	371,011
Plus, Fair Value of identifiable liabilities assumed:
Accounts payable	10,807
First convertible notes payable	200,000
Second convertible notes payable	1,000,000
Accrued interest	89,686
Total fair value of liabilities assumed	1,300,493
Less, fair value of identifiable assets assumed: Product development cost	(120,000)
Total fair value of assets assumed	(120,000)
Consideration paid in excess of fair value (Goodwill (2))	$1,551,504
(1) The multiplier for calculation of stock consideration was based on merger documents.
(2) Goodwill is the excess of the net fair value of assets acquired and liabilities assumed.

VW WIN Century, Inc., Merger Agreement

On November 27, 2020, pursuant to the merger plan, all of VW Win Century, Inc. classes of stock were canceled. There are no other considerations for the merger between Ameritek Ventures, Inc.

In 2020, VW Win Century, Inc., could no longer continue with day-to-day operation and the officers of the Company resigned. Subsequently, Shaun Passley, PhD. took over operations and brokered a merger with Ameritek, Inc. On November 27, 2020, pursuant to the merger plan, all of VW Win Century, Inc. classes of stock were canceled and Ameritek Inc., assumed all of the VW Win Century’s asset, liabilities, and ongoing operations.

The merger resulted in $220,172 of goodwill. According to the result of the merger, the Company recognized the identifiable assets acquired and liabilities assumed as follows:

November 2020
Consideration:
No consideration given	$-
Plus, fair value of identifiable liabilities assumed:
Accounts payable	33,683
Convertible notes payable	250,000
Accrued interest	187,500
Total fair value of liabilities assumed	471,183
Less, fair values of identifiable assets assumed:
Fixed assets	(1,011)
Patent	(250,000)
Total fair value of assets assumed	(251,011)
Consideration paid in excess of fair value (Goodwill1)	$220,172
(1)Goodwill is the excess of the net fair value of assets acquired and liabilities assumed.

Interactive Systems, Inc. Acquisition

On May 14th, 2021, Ecker Capital, LLC, a subsidiary of the Company, purchased 100% of the stock of Interactive Systems, Inc., a Massachusetts corporation for $675,000 and paid $337,500 cash and issued a 6% amortizing two-year debt for $337,500. The acquisition resulted in $775,761 goodwill, see calculation in the table below,

May 2021
Consideration paid:
Total cost	$675,000
Net assets acquired:
Additional paid-in capital	(235,012)
Capital stock	(35,926)
Owners - fractional stock purchase	88,902
Retained earnings at December 31, 2020	352,609
Treasury stock	33,326
Retained earnings January 1, 2021 to May 14, 2021	(103,138)
Total net assets acquired when purchasing Interactive Systems, Inc.	(100,761)
Consideration paid in excess of fair value (Goodwill1)	$775,761
(1)Goodwill is the excess of the net fair value of assets acquired and liabilities assumed.

interlinkONE, Inc. Acquisition

On October 1st, 2021, Ecker Capital, LLC, a subsidiary of the Company, purchased interlinkONE, Inc., a Massachusetts corporation for $500,000, and paid $250,000 cash and issued a 6% amortizing two-year debt for $250,000 with interest paid monthly. The acquisition resulted in $446,651 of excess value paid over book value, assigned to product development, see calculation in the table below,

October 2021
Consideration paid:
Total cost	$500,000
Net assets acquired:
Total book value	(53,349)
Total net assets acquired when purchasing interlinkONE, Inc.	446,651
Consideration paid in excess of fair value (Product development2)	$446,651
(2)Excess of the net fair value of assets acquired and liabilities assumed from purchase of interlinkONE assigned to product development.

7.Related Parties Transactions

On November 13, 2020, the company issued Shaun Passley, PhD, the Chief Executive Officer, 98,457 shares of the common stock consistent as part of the merger with Ameritek Ventures.

On November 13, 2020, the company issued GG Mars Capital, Inc., a related party, 8,103,636 shares of the common stock consistent as part of the merger with Ameritek Ventures.

On November 13, 2020, the company issued Star Financial Corporation, a related party, 8,106,003 shares of the common stock consistent as part of the merger with Ameritek Ventures.

On November 13, 2020, the company issued Shaun Passley, PhD, the Chief Executive Officer, 7,478,730 shares of the Preferred Series A consistent with the terms of the management service agreement.

On November 13, 2020, the company issued Craig Passley, a related party, 4,800,000 shares of the Preferred Series C consistent with the terms of the agreement.

On November 13, 2020, the company issued Shaun Passley, PhD, the Chief Executive Officer, 23,000,000 shares of the Preferred Series E consistent with the terms of the agreement.

On November 13, 2020, the company issued GG Mars Capital, Inc., a related party, 3,887,540 Preferred Series D consistent with the terms of the agreement.

On November 13, 2020, the company issued Craig Passley, a related party, 1,043,580 Preferred Series D into consistent with the terms of the agreement.

On November 13, 2020, the company issued Star Financial Corporation, a related party, 3,904,350 Preferred Series D into consistent with the terms of the agreement.

On November 17, 2020, the company issued Epazz, Inc., a related party, 10,000,000 shares of the Preferred Series B consistent with the terms of the management service agreement.

On December 7, 2020, the company issued GG Mars Capital, a related party, 14,459,336 shares of the Preferred Series C consistent with the terms of the agreement.

On December 7, 2020, the company issued Shaun Passley, PhD, the Chief Executive Officer, 2,000,000 shares of the Preferred Series C consistent with the terms of the agreement as a conversion from Common Stock.

On December 7, 2020, the company issued Star Financial Corporation, a related party, 14,536,666 shares of the Preferred Series C consistent with the terms of the agreement.

On December 7, 2020, the company issued Shaun Passley, PhD, the Chief Executive Officer, 79,000,000 shares of the common stock consistent with the terms of the agreement.

On December 7, 2020, the company issued GG Mars Capital, Inc., a related party, 10,000,002 shares of the common stock consistent as part of the agreement.

On December 7, 2020, the company issued Star Financial Corporation, a related party, 10,000,002 shares of the common stock consistent as part of the agreement.

On September 24, 2021, the company issued Epazz, Inc., a related party, 50,000,000 shares of common stock at $0.01 per share for $500,000 debt, see Notes Payable Related Parties.

General and administrative expenses for the year ending December 31, 2021 include $937,000 charged by Epazz Inc. As per management services agreement between Ameritek Ventures, Inc. and Epazz Inc, Epazz Inc shall charge a 45 % markup per month of the total expenses generated. The $937,000 expenses consist of,

•Accounting fees of $143,000

•Advertising fees of $5,000

•Engineering services of $369,000

•Legal fees of $60,000, and

•Software development fees of $360,000.

Cancelation of Old Preferred Series A Class

On November 13, 2020, pursuant to the Bozki Merger Plan, the Company canceled Preferred Series A class converted Preferred Series A class into shall be cancel. Holder of ATVK Preferred Series A shares shall be converted into the Company’s’ Common Stock, for every ten (10) Preferred Series A shares, the holder shall receive one (1) share of ATVK Common Stock. Current issue is 51,627 Preferred Series A will convert into 516,270 common stock.

As of December 31, 2021 and December 31, 2020, there were 74,887 and 74,887 shares of old Series A Preferred Stock issued and outstanding, respectively.

Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value New Series A Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series A Preferred Stock has no voting rights. Series A Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations. At any time and from time-to-time after the issuance of the Series A Preferred Stock, any holder may convert any or all of the shares of Series A Preferred Stock held by such holder at the ratio of .60 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred A Stock would be able to convert to 6,000 shares of Common Stock. However, the beneficial owner of such Series A Preferred Stock cannot convert their Series A Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of December 31, 2021 and December 31, 2020, there were 10,000,000 Preferred Stock Series A shares authorized, 7,488,730 issued and outstanding, respectively.

Series B Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series B Preferred Stock. Series B Preferred Stock has liquidation and first position ownership rights on any assets owned by the Company. The Series B Preferred Stock has ten thousand votes per share voting rights and are not entitled to receive dividends. The holders of Series B Preferred Stock shall be entitled to interest payments on monies paid or loaned to the corporation for their Series B Preferred Shares and a first position in a security interest on any assets of the Company upon default of a loan to the Company, liquidation, or dissolution of the Company. Further, the Company may call these shares at any time provided the holders of the Series B Preferred Stock are paid the monies they paid for their Series B Preferred Stock along with any interest due. Upon the payment of principal and interest to the Series B Preferred Stock shareholders, the shares must be returned to the Company.

As of December 31, 2021 and December 31, 2020, there were 10,000,000 Preferred Stock Series B shares authorized, 10,000,000 issued and outstanding, respectively.

Series C Preferred Stock

The Company is authorized to issue 60,000,000 shares of $0.01 par value Series C Preferred Stock. The Series C Preferred Stock has no voting rights. The conversion right is three fully paid shares of Common Stock. For example, an owner of convertible 1,000 shares of Preferred C Stock would be able to convert to 3,000 shares of Common Stock. However, the beneficial owner of such Series C Preferred Stock cannot convert their Series C Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of December 31, 2021 and December 31, 2020, there were 60,000,000 Preferred Stock Series C shares authorized, 36,888,972 issued and outstanding, respectively.

Series D Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series D Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series D Preferred Stock has no voting rights. Series D Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $1 million based on the Corporation’s audited statement of operations at a rate of 1.5%. At any time and from time-to-time after the issuance of the Series D Preferred Stock, any holder may convert any or all of the shares of Series D Preferred Stock held by such holder at the ratio of .10 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred D Stock would be able to convert to 1,000 shares of Common Stock. However, the beneficial owner of such Series D Preferred Stock cannot convert their Series D Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of December 31, 2021 and December 31, 2020, there were 10,000,000 Preferred Stock Series D shares authorized, 9,083,630 issued and outstanding, respectively.

Series E Preferred Stock

The Company is authorized to issue 23,000,000 shares of $0.01 par value Series E Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series E Preferred Stock has no voting rights. Series E Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations at a rate of 6%. At any time and from time-to-time after the issuance of the Series E Preferred Stock, any holder may convert any or all of the shares of Series E Preferred Stock held by such holder at the ratio of .15 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred E Stock would be able to convert to 1,500 shares of Common Stock. However, the beneficial owner of such Series E Preferred Stock cannot convert their Series E Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of December 31, 2021 and December 31, 2020, there were 23,000,000 Preferred Stock Series E shares authorized, 23,000,000 issued, outstanding, respectively.

Common Stock

Ameritek has 750,000,000 authorized shares of $0.001 par value Common Stock with cusip number 03078H. The Common Stock is quoted on the OTCMarkets.com under ticker symbol ATVK.

As of December 31, 2021 and December 31, 2020, there were 514,226,791 and 464,201,787 shares issued and outstanding.

On January 30, 2020, one of the holders of the Company’s convertible promissory notes converted $3,769 of principal into 14,133,333 shares of the Company’s common stock.

On August 10, 2020, one of the holders of the Company’s convertible promissory notes converted $7,840 of principal into 14,700,000 shares of the Company’s common stock.

On May 16, 2021, the Board of Directors increased authorized common stock shares to 750,000,000 from 435,000,000.

On September 9, 2021, a holder of the Company’s short-term debt, which did not carry a conversion feature, converted 30,000,000 common shares of stock into $166,330 This conversion was made within the terms of the agreement.

On September 24, 2021, the Company issued 50,000,000 shares of common stock at $0.01 per share to Epazz, Inc., a related party, for conversion of principal and interest of $500,000, see Notes Payable Related Parties.

8.Accrued Expenses

Advances

Gain on extinguishment of debt booked of $123,039 in 2021, which resulted from the total outstanding liability of advances from the Company’s previous Principal Financial Officer at December 31, 2020. Contingent liabilities as per the court order and proof of the claim have been submitted by creditors. The previous Principal Financial Officer did not submit a proof of claims for this liability. Therefore, the previous Principal Officer is now barred from presenting this claim to the Company in the future, and Ameritek recognized this gain.

Liabilities

Prior to November 2020, the Ameritek was in the business of fiber optics, however, this business vanquished due to the former directors and officers of the Company failing to adequately pursue their business, day to day operations and shareholders. Shaun Passley, PhD, a shareholder of the Company, noticed this relinquishment, and petitioned the State of Nevada to take ownership of the Company.

On November 12, 2020, the Court ordered, that petitioner Shaun Passley, PhD is appointed custodian of Ameritek Ventures, Inc, (ATVK).

In late October and early November of 2020, Shaun Passley, PhD., as a shareholder and director of both the Ameritek and VW Winn Century, Inc. (“VWin”), sought to rehabilitate both the Company and VWin pursuant to the laws of the State of Nevada.

On December 15, 2020, Shaun Passley, PhD. filed a Motion for Declaratory Relief to confirm that the Custodian has authority to cancel the nineteen million seven hundred seventy thousand (19,770,000) shares of the Company common stock held by Mr. Clinton Stokes for the asset purchase agreement entered into on August 30, 2017. The courts also ordered that all claimants and creditors of Ameritek Ventures Inc., shall have thirty (30) days from date of notice (February 10, 2021) to submit under oath, a written proof of claim. Any claimants and creditors of the Company who fail to timely submit Proof of Claim shall be barred from later presenting their claim to the Company. On March 22, 2021, the court denied the motion for declaratory relief due the court belief that this was not the correct procedure for this type of request. Instead, the court set a new court date of April 12, 2021, to set the correct procedures to resolve the cancellation of Mr. Stokes shares.

Currently, Meridian Pacific Holding, LLC has filed lawsuit in California over the fiber optics assets and promissory notes. Meridian filed the lawsuit, against Mr. Stokes, Mr. James Wesley Poff, and two other former officers of the Company over the Fiber Optic assets. Based on the lawsuit records, Mr. Stokes could not have legally delivered or transferred the Fiber Optic assets as the asset was encumbered by PPB Engineering Services Inc, which is a company owned by Mr. James Wesley Poff. Although the Company was named as a defendant in the California lawsuit, Meridian Pacific Holding, LLC, submitted their proof of claims in the Nevada court, therefore the Nevada court holds jurisdiction over the matter.

On March 11, 2021, a total of six claimants provided proof a claim totaling $4.5 million in claims and $283,383 in attorney’s fees. Claimant, Nottingham Properties LLC. has agreed to a total payment of $7,200 in exchange for the total extinguishment $73,739 of debt. Claimant, Meridian Pacific Holding, LLC file a proof of claim of $396,350 and attorneys fee claim of $217,635. Meridian presented to the court documentation in the form of a promissory note for $350,000 dated August 21, 2017, signed by Mr. Stokes. However, the Company’s bank statement does not show that the $350,000 was wired or deposited into the Company’s bank account and no liability is found on any financials filed with the SEC. Mr. Clinton Stokes’s lawyer subsequently confirmed that Meridian did not wire the funds.

The previous President/CEO/Chairman, (Clinton L. Stokes III), V.P./Secretary/Treasurer, (Kenneth P. Mayeaux), and Director/Controller, (Jamie Mayeaux), summited a total of $3.8 million in salary claims and $50,000 in attorneys fee claims. Mr. James Wesley Poff filed a proof of claims of $250,000 in salary due from the Company, however Mr. Wesley Poff did not provide the court with supporting documentation of salary due. In addition, when Mr. Wesley Poff filed for bankruptcy in Federal Court, he did not list the claim as an asset.

The Company has disputed these claims by providing the Company’s May 31, 2018, Audited 10-K to the last 10-Q file to the SEC on May 14, 2019. These financial statements prepared and submitted to the SEC by the three prior officer claimants, show zero compensation owed to all four claimants. Subsequently, all officers of the Company resigned with Mr. Stokes being the last to submit his resignation to the

SEC on Form 8-K on March 24, 2020.

There are five convertible notes as of from the prior administration which the company is disputing because these loans maybe illegal based on New York law. The Custodian has filed legal action in Nevada court in order to start discovery on the claim.

In 2021, Ameritek recognized the remaining 2019 liability of $646,776, which includes two convertible notes payable totaling $207,990, with accrued interest, and attached expired and invalidated associated warrants.

Bansal & Co. LLP served as our principal independent public accountant for reporting fiscal period ended December 31, 2018.

9.Notes Payable, Related Parties

Convertible Note 1:

On July 31, 2017, the Company entered into a convertible note agreement in which the Company received $65,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $70,200 on the maturity date of April 31, 2018. This note accumulates interest at a rate of 8% from the original issue date through the maturity date. At any time while there is an outstanding balance, the note may be converted at a conversion price for the principal and interest in connection with voluntary conversions by the holder shall be 75% multiplied by the market price, representing a discount rate of 25%. The note also provides for warrants of up to 208,000 shares of common stock which may be exercised any time from the issuance date of July 31, 2017 (initial exercise date) until July 31, 2022 (termination date). The exercise price of this warrant is $1.35. Further, if at any time after the initial exercise date, there is no effective registration statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant may be exercised at the holder’s election, in whole or in part, at such times by means of a cashless exercise in which the holder shall be entitled to receive a number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where (A) equals the VWAP on the trading day immediately preceding the date on which the holder elects to exercise the warrant; (B) equals the exercise price of the warrant; and (X) equals the number of warrant shares that would be issuable upon exercise of the warrant if such exercise were by means of a cash exercise rather than a cashless exercise. Regardless, on the termination date if there is no effective Registration Statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant shall be automatically exercised via cashless exercise. Failure of the Company to issue shares in a timely manner will result in a late issuance penalty of $10 per trading day, increasing to $20 per trading day after the fifth trading day, for each $1,000 of exercise price of the warrant shares. In the event of default, the outstanding amount due on the note will be adjusted to the mandatory default amount which is the sum of (a) the greater of (i) the outstanding principal amount of this Note divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default), (B) otherwise due, or (C) paid in full, whichever is lowest, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded, (y) due, or (z) paid in full, whichever is highest, or (ii) 120% of the outstanding principal amount of this Note plus (b) all other amounts, costs, expenses and liquidated damages due in respect of this note. Also, as a result of default, interest on this note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.

The total amount due under the convertible promissory note at December 31, 2018 was $55,940. During 2018, the convertible note agreement holder converted $28,300 of principle and $11,337 of accrued interest into 499,838 shares of the Company's common stock. During 2019, the convertible note agreement holder converted $55,940 of principal and $8,834 of accrued interest into 44,357,682 shares of the Company's common stock. This loan has been paid off as January 1, 2020. The company is disputing this loan because the loan maybe illegal based on New York law. Custodian filed legal action in Nevada court in order to start discovery on the claim.

Convertible Note 2:

On August 25, 2017, the Company entered into a convertible note agreement in which the Company received $64,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $69,120 on the maturity date of August 25, 2018.

This note accumulates interest at a rate of 8% from the original issue date through the maturity date. At any time while there is an outstanding balance, the note may be converted at a conversion price for the principal and interest in connection with voluntary conversions by the holder shall be 75% multiplied by the market price, representing a discount rate of 25%. The note also provides for warrants of up to 204,800 shares of common stock which may be exercised any time from the issuance date of August 25, 2017 (initial exercise date) until August 25, 2022 (termination date). The exercise price of this warrant is $1.35. Further, if at any time after the initial exercise date, there is no effective registration statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant may be exercised at the holder’s election, in whole or in part, at such times by means of a cashless exercise in which the holder shall be entitled to receive a number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where (A) equals the VWAP on the trading day immediately preceding the date on which the holder elects to exercise the warrant; (B) equals the exercise price of the warrant; and (X) equals the number of warrant shares that would be issuable upon exercise of the warrant if such exercise were by means of a cash exercise rather than a cashless exercise. Regardless, on the termination date if there is no effective Registration Statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant shall be automatically exercised via cashless exercise. Failure of the Company to issue shares in a timely manner will result in a late issuance penalty of $10 per trading day, increasing to $20 per trading day after the fifth trading day, for each $1,000 of exercise price of the warrant shares. In the event of default, the outstanding amount due on the note will be adjusted to the mandatory default amount which is the sum of (a) the greater of (i) the outstanding principal amount of this Note divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default), (B) otherwise due, or (C) paid in full, whichever is lowest, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded, (y) due, or (z) paid in full, whichever is highest, or (ii) 120% of the outstanding principal amount of this Note plus (b) all other amounts, costs, expenses and liquidated damages due in respect of this note. Also, as a result of default, interest on this note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.

The total amount due under the convertible promissory note at December 31, 2021 and December 31, 2020 was $55,990 respectively. During 2020 the convertible note agreement holder converted $11,609 into 28,833,333 shares of the Company's common stock. Contingent liabilities as per the court order, proof of the claim have been submitted by the creditors. This creditor did not submit claim and therefore failed to timely submit proof claim and is barred from later presenting their claim to the Company. Gain on extinguishment of debt will be booked in 2021. The company is disputing this loan because the loan maybe illegal based on New York law. Custodian filed legal action in Nevada court in order to start discovery on the claim.

Convertible Note 3:

On March 12, 2018, the Company entered into a convertible note agreement in which the Company received $103,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $115,360 on the maturity date of March 12, 2019. This note accumulates interest at a rate of 12% from the original issue date through the maturity date or in the event of default the note will accumulate interest at a rate of 22%. From time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of the Note and ending on the later of: (i) the Maturity Date and (ii) the date of the payment of the Default Amount, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock, as such common stock exists on the issue Date, or any shares of capital stock or other securities of the borrower into which such Common stock shall hereafter be changed or reclassified at the conversion price determined as provided. The Conversion Price shall equal the Variable Conversion Price (subject to equitable adjustments by the Borrower relating to the Borrower’s securities). The Variable Conversion Price shall mean 61% multiplied by the Market Price, representing a 39% discount rate. Market Price means the lowest Trading Price for the Common Stock during the fifteen (15) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. Trading Price means, for any security as of any date, the closing bid price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”). The Borrower is required at all times to have authorized and reserved eight times the number of shares that would be issuable upon full conversion of the Note in effect from time to time, initially 2,214,458 (the “Reserved Amount”).

The total amount due under the convertible promissory note at December 31, 2018 was $95,000. During 2018 the convertible note agreement holder converted $8,000 into 655,738 shares of the Company's common stock. During 2019 the convertible note agreement holder converted $146,500 into 51,167,078 shares of the Company's common stock. This loan has been paid off as January 1, 2020. The company is disputing this loan because the loan maybe illegal based on New York law. Custodian filed legal action in Nevada court in order to start discovery on the claim.

Convertible Note 4:

On April 27, 2018, the Company entered into a convertible note agreement in which the Company received $68,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $76,160 on the maturity date of April 27, 2019. This note accumulates interest at a rate of 12% from the original issue date through the maturity date or in the event of default the note will accumulate interest at a rate of 22%. From time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of the Note and ending on the later of: (i) the Maturity Date and (ii) the date of the payment of the Default Amount, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock, as such common stock exists on the issue Date, or any shares of capital stock or other securities of the borrower into which such Common stock shall hereafter be changed or reclassified at the conversion price determined as provided.

The Conversion Price shall equal the Variable Conversion Price (subject to equitable adjustments by the Borrower relating to the Borrower’s securities). The Variable Conversion Price shall mean 61% multiplied by the Market Price, representing a 39% discount rate. Market Price means the lowest Trading Price for the Common Stock during the fifteen (15) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. Trading Price means, for any security as of any date, the closing bid price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”). The Borrower is required at all times to have authorized and reserved eight times the number of shares that would be issuable upon full conversion of the Note in effect from time to time, initially

1,350,820 (the “Reserved Amount”).

The total amount due under the convertible promissory note at December 31, 2018 was $68,000. During 2018, none of the convertible note was converted. During 2019, the convertible note agreement holder converted $102,000 into 102,000,518 shares of the Company's common stock. This loan has been paid off as January 1, 2020. The company is disputing this loan because the loan maybe illegal based on New York law. Custodian filed legal action in Nevada court in order to start discovery on the claim.

Convertible Note 5:

On May 10, 2018, the Company entered into a convertible note agreement in which the Company received $160,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $181,500 on the maturity date of May 10, 2019. This note accumulates interest at a rate of 10% from the original issue date through the maturity date. The Holder of this Note is entitled, at its option, at any time after 6 months and full cash payment, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the company’s common stock at a Conversion Price for each share of Common Stock equal to 57% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTC market exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future, for the 20 prior trading days including the day upon which a Notice of Conversion is received by the Company. The Company shall reserve 1,536,000 shares of its Common Stock for conversions under this Note, (the “Share Reserve”). This note was secured by the pledge of the $165,000 10% convertible promissory note issued to the Company by the lender. The Company may exchange this collateral for other collateral with an appraised value of at least $160,000, by providing 3 days prior written notice to the lender.

During the first three months of 2021 and 2020, none of the note was converted to shares of the Company's common stock. The total amount due under the convertible promissory note at December 31, 2021 and December 31, 2020 was $152,000 respectively. Contingent liabilities as per the court order, proof of the claim have been submitted by the creditors. This creditor did not submit claim and therefore failed to timely submit proof claim and is barred from later presenting their claim to the Company. The company is disputing this loan because the loan maybe illegal based on New York law. Custodian filed legal action in Nevada court in order to start discovery on the claim. Gain on extinguishment of debt of $646,000 was booked in 2021.

Assumption of $200,000 convertible note from Bozki merger

On November 13, 2020, the company merged with Bozki, Inc. assuming a 10-year, convertible note with Epazz, Inc. of $200,000 and accrued interest of $46,648.

FOR VALUE RECEIVED, the undersigned, Bozki, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of Epazz, Inc. ("Payee"), the principal sum of two hundred dollars ($200,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of January 1, 2018. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety. 1. Interest on the unpaid balance of this Note shall bear interest at the rate of eight percent (8%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. The promissory note shall provide for one hundred twenty (120) equal monthly payments commencing one hundred twenty (120) days after April 1, 2018. Payee will have an option to deferred 36 monthly payments. The payee will need to provide written notice of how many payments it wishes to defer. The deferred payment(s) will have an interest rate of 10%. Deferred payments will be added to the remaining payments. All past-due principal and interest (which failure to pay such amounts after a five (5) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of twelve percent (12%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen-day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $1,000 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year. 2. The principal amount of this Note shall be due and payable on January 1, 2028 (the “Maturity Date”). 3. Convertible into Common Stock of the Maker at 20% discount based on an average closing price of five trading day. The Payee shall provide a conversion notice. 4. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. 5. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.6. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns.  Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests, or obligations to this Note without the prior written approval of Maker. 7. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places, and rates, and in the coin or currency, herein prescribed. 8. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

9. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. 10. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received, or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law. 11. Except as provided herein, Maker and any sureties, guarantors, and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees. 12. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes. 13. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

The total amount due under the promissory note at December 31, 2021 is $200,000 and accrued interest of $63,982.

Assumption of $1,000,000 convertible note from Bozki merger and Conversion to $500,000 convertible note

On November 27, 2020, the company merged with VW Win Century, Inc. assuming a 10 year note with Epazz, Inc. of $1,000,000 and accrued interest of 9,078.

FOR VALUE RECEIVED, the undersigned, Bozki, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of Epazz, Inc. ("Payee"), the principal sum of one million dollars ($1,000,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of October 20, 2020. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety.1. Interest on the unpaid balance of this Note shall bear interest at the rate of eight percent (8%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. The promissory note shall provide for one hundred twenty (120) equal monthly payments commencing one hundred twenty (120) days after February 20, 2021. Payee will have an option to deferred 36 monthly payments. The payee will need to provide written notice of how many payments it wishes to deferred. The deferred payment(s)will have an interest rate of 10%. Deferred payments will be added to the remaining payments. All past-due principal and interest (which failure to pay such amounts after a five (5) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of twelve percent (12%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen-day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $1,000 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year. 2. The principal amount of this Note shall be due and payable on October31,2030 (the “Maturity Date”). 3. Convertible into Common Stock of the Maker at 20% discount based on an average closing price of five trading day. The Payee shall provide a conversion notice. 4. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. 5. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or any other day on which national banks are not open for business, such payment shall be made on the next succeeding Business day. 6. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests, or obligations to this Note without the prior written approval of Maker. 7. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on This Note at the times, places, and rates, and in the coin or currency, herein prescribed. 8. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and Effect its corporate existence, rights, and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

9. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. 10. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.  If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received, or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law. 11. Except as provided herein, Maker and any sureties, guarantors, and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees. 12. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes. 13. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

On September 15, 2021, the Company’s management converted $500,000 of this debt, or $427,589 in principal and $72,411 interest, into 50,000,000 shares of common stock

The total amount due under the promissory note at December 31, 2021 is $572,411 principal and accrued interest of $13,356.

Assumption of $250,000 note from VW Win Century, Inc. (Previously registered as, FlexFridge, Inc. an Illinois corporation) merger

On November 27, 2020, the company merged with VW Win Century, Inc. assuming note with Epazz, Inc. of $250,000 and accrued interest of $183,566.

FOR VALUE RECEIVED, the undersigned, FlexFridge, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of Epazz, Inc. ("Payee"), the principal sum of Two Hundred Fifty thousand dollars ($250,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of December 29, 2015. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety. 1. Interest on the unpaid balance of this Note shall bear interest at the rate of fifteen percent (15%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. All past-due principal and interest (which failure to pay such amounts after a fifteen (15) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of fifteen percent (15%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen-day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $500 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year. 2. The principal amount of this Note shall be due and payable on December 29, 2025 (the “Maturity Date”). 3. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. 4. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day. 5. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests, or obligations to this Note without the prior written approval of Maker. 6. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places, and rates, and in the coin or currency, herein prescribed. 7. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default. 8. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. 9. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.

If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received, or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term Maximum Rate shall mean the maximum rate of interest allowed by applicable federal or state law.10. Except as provided herein, Maker and any sureties, guarantors, and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees. 12. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes. 13. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

The total amount due under the promissory note at December 31, 2021 is $474,500 of which $250,000 is principal and $224,500 is accrued interest.

10.Income Taxes

The Company accounts for income taxes under FASB Accounting Standard Codification ASC 740 "Income Taxes". ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

As of December 31, 2021 and December 31, 2020, the Company did not have any eligible net operating loss carry forwards as the Company has not filed the appropriate federal and state income tax returns so any accumulated net operating losses could be subject to the respective tax agency disallowance. Any actual net operating losses would be limited by a valuation allowance, as their realization, as determined by management, is determined to be not likely to occur and accordingly, the Company would have recorded a valuation allowance for the deferred tax asset relating to the tax potential net operating loss carryforwards. Additionally, actual net operating losses carry-forwards and the related deferred tax assets would also be limited due to the various changes in control that has occurred during prior reporting periods.

11.Acquisition Notes

On May 14, 2021, Ecker Capital, LLC, a subsidiary of the Company, acquired 100% of the stock of Interactive Systems, Inc., a Massachusetts corporation, for $337,500 cash and issued a 6% amortizing two-year debt for $337,500.

On October 1, 2021, Ecker Capital, LLC, a subsidiary of the Company, purchased interlinkONE, Inc., a Massachusetts corporation for $500,000, and paid $250,000 cash and issued a 6% amortizing two-year debt for $250,000 with interest paid monthly.

12.Issuance of Short-Term Debt and Conversion of Debt to Stock

On May 13, 2021, Ameritek issued $164,000 non-convertible promissory note to Cloud Builder, Inc., for a forty-two month note at 15% interest. On August 5, 2021, the Company’s management and that of Cloud Builder decided it was in their best interest to convert the note. On September 9, 2021, Ameritek issued 30,000,000 shares to Cloud Builder, Inc. in consideration for $166,330, which represents $164,000 short-term debt and $2,330 accumulated interest payable.

13.  Subsequent Events

None.

AMERITEK VENTURES, INC.

_______________________

Consolidated Financial Statements

For the Nine Months Ended

September 30, 2022 and September 30, 2021

F-1

CURRENT INFORMATION REGARDING

AMERITEK VENTURES, INC.

The following information is furnished to assist with "due diligence" compliance. The information is furnished pursuant to Rule 15c2-11 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended: The items and attachments generally follow the format set forth in Rule 15c2-11.

F-2

AMERITEK VENTURES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Period Financial Statements
Consolidated balance sheets as of September 30, 2022 and December 31, 2021	F-4
Consolidated statements of operations for the nine months period ended September 30, 2022, and 2021	F5
Consolidated statements of cash flows for the nine months period ended September 30, 2022, and 2021	F-6
Consolidated statements of stockholders' equity for the nine months period ended September 30, 2022, and 2021	F-7
Notes to consolidated financial statements	F-8

F-3

AMERITEK VENTURES, INC.

CONSOLIDATED BALANCE SHEETS

For the Nine Months Ended

September 30, 2022 and September 30, 2021

	As of	As of
	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$1,256	$28,686
Accounts receivable, net	112,862	254,105
Prepaid expenses	1,519	24,296
Total current assets	115,637	307,088

Property and equipment, net	657	4,133

Long-term assets:
Investment in securities	661,886	–
Patent	250,000	250,000
Product development, net	572,345	559,207
Goodwill, net	2,269,630	2,397,002
Total long-term assets	3,753,861	3,206,209

Total assets	$3,870,155	$3,517,430

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$1,154,879	$784,066
Accrued interest and expenses	396,446	309,624
Deferred revenue	359,910	245,372
Short-term debt	21,000	21,000
Total current liabilities	1,932,235	1,360,062

Long-term liabilities:
Long term debts, net of current maturities	1,799,628	2,025,878
Total long-term liabilities	1,799,628	2,025,878

Total liabilities	3,731,863	3,385,940

Stockholders' equity (deficit):
Preferred stock Series A, $0.01 par value, 10,000,000 shares authorized, 7,488,730 issued and outstanding, respectively	74,887	74,887
Preferred stock Series B, $0.01 par value, 10,000,000 shares authorized, 10,000,000 issued and outstanding, respectively	100,000	100,000
Preferred stock Series C, $0.01 par value, 60,000,000 shares authorized, 36,888,972 issued and outstanding, respectively	368,890	368,890
Preferred stock Series D, $0.01 par value, 10,000,000 shares authorized, 9,083,630 issued and outstanding, respectively	90,836	90,836
Preferred stock Series E, $0.01 par value, 23,000,000 shares authorized, 23,000,000 issued and outstanding, respectively	230,000	230,000
Common stock, $0.001 par value, 750,000,000 shares authorized, 514,226,791 issued and outstanding, respectively	514,227	514,227
Additional paid in capital	1,239,878	1,239,878
Accumulated deficit	(2,480,426)	(2,487,228)

Total stockholders' equity	138,292	131,490

Total liabilities and stockholders' equity	$3,870,155	$3,517,430

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : January 19th , 2023

Place : New Delhi, India

F-4

AMERITEK VENTURES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Period Ended

September 30, 2022 and September 30, 2021

	For the Three Months Period		For the Nine Months Period Ended
	July 1 to September 30,		September 30,
	2022	2021	2022	2021

Revenue:
Operating Revenue	575,466	269,500	805,240	494,447
Other Income	165,472	-	496,414	-
Total Revenue	$740,938	$269,500	$1,301,654	$494,447

Expenses:
Developmental and support	547,560	–	719,339	–
General and administrative	70,123	228,959	296,054	663,040
Salaries and benefits	9,489	4,524	11,854	54,436
Depreciation and amortization	53,174	42,742	153,782	108,833
Total operating expenses	680,346	276,225	1,181,029	826,309

Net operating income/(loss)	60,592	(6,725)	120623	(331,862)

Other income (expense):
PPP forgiven	–	499,900	–	499,900
Gain on extinguishment of debt	–	–	–	756,115
Interest expense	(37,567)	(40,783)	(113,823)	(121,915)
Total other income (expense)	(37,567)	459,117	(113,823)	1,134,100

Net income:	$23,025	$452,392	$6,802	$802,238

Net income per common share:
Basic	$0.00004	$0.001	$0.00001	$0.002
Diluted	$0.00004	$0.001	$0.00001	$0.002

Weighted average shares outstanding:
Basic	514,226,791	434,226,791	514,226,791	514,226,791
Diluted	514,226,791	434,226,791	514,226,791	514,226,791

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : January 19th , 2023

Place : New Delhi, India

F-5

AMERITEK VENTURES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Period Ended

September 30, 2022 and September 30, 2021

	For the Nine Months Period Ended
	September 30, 2022	September 30, 2021
Cash flows from operating activities:
Net income	$6,802	$802,238
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	153,781	108,833
Gain on extinguishment of debt	–	(756,115)
Sale of patent	(496,415)	–
PPP forgiveness		(499,900)
Decrease (increase) in assets:
Accounts receivable	141,244	(58,899)
Other current assets	22,778	46,309
Increase (decrease) in liabilities:
Accounts payable	370,813	919,570
Accrued interest	86,822	89,378
Deferred revenues	(50,933)	(143,094)
Net cash used in operating activities	234,891	508,320

Cash flows from investing activities:
Acquisition of Interactive Systems, Inc.	–	(85,502)
Purchase of equipment	-	–
Product development expenditures	(36,071)	–
Net cash provided by (used in) investing activities	(36,071)	(85,502)

Cash flows from financing activities:
Proceeds from short-term debt issuance	–	185,000
Repayment of short-term debts	–	(118,420)
Repayment of long-term debts	(226,250)	(79,592)
Net cash provided by (used in) financing activities	(226,250)	(13,012)

Net increase (decrease) in cash	(27,430)	409,806
Cash - beginning	28,686	25,111
Cash - ending	$1,256	$434,917

Supplemental cash flow disclosure:
Cash paid for interest	$27,001	$6,351
Cash paid for property taxes	$438	$–

Non-cash investing and financing activities:
Sale of drone patent for common stock	$661,887	$–

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

\

S K Bansal

Partner

Date : January 19th , 2023

Place : New Delhi, India

F-6

 AMERITEK VENTURES, INC.

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

AND STOCKHOLDERS' EQUITY

For the Nine Months Period Ended

September 30, 2022 and September 30, 2021

Unaudited

	Series A		Series B		Series C		Series D		Series E				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance, December 31, 2020	7,488,730	$74,887	10,000,000	$100,000	36,888,972	$368,890	9,083,630	$90,836	23,000,000	$230,000	434,201,787	$434,202	$653,573	(2,476,741)		$(524,353)
Issues of common stock to Cloud Builder, Inc.	—	—	—	—	—	—	—	—	—	—	30,000,000	$166,330	—	—		$166,330
Net income September 30, 2021	—	—	—	—	—	—	—	—	—	—	—	—	—	$802,268		$802,268
Balance, September 30, 2021	7,488,730	$74,887	10,000,000	$100,000	36,888,972	$368,890	9,083,630	$90,836	23,000,000	$230,000	514,226,791	$464,202	$789,902	$(1,674,473)		$444,245
Common stock share adjustment	—	—	—	—	—	—	—	—	—	—	25,004	25	(25)	—		—
Net loss December 31, 2021	—	—	—	—	—	—	—	—	—	—	—	—	—	$(10,487	) $	(10,487)
Shares issued for conversion of debt	—	—	—	—	—	—	—	—	—	—	80,000,000	80,000	586,330	—		586,330
Balance, December 31, 2021	7,488,730	$74,887	10,000,000	$100,000	36,888,972	$368,890	9,083,630	$90,836	23,000,000	$230,000	514,226,791	$514,227	$1,239,878	$(2,487,228)		$131,490
Net income for September 30, 2022	—	—	—	—	—	—	—	—	—	—	—	—	—	$6,802		$6,802
September 30, 2022	7,488,730	$74,887	10,000,000	$100,000	36,888,972	$368,890	9,083,630	$90,836	23,000,000	$230,000	514,226,791	$514,227	$1,239,878	$(2,480,426)		$138,292

See accompanying notes to consolidated financial statements.

For Bansal & Co. LLP

Chartered Accountants

S K Bansal

Partner

Date : January 19th , 2023

Place : New Delhi, India

F-7

1.GENERAL ORGANIZATION AND BUSINESS

The Company was organized on December 27, 2010, under the laws of the State of Nevada, as ATVROCKN. On June 20, 2017, the Company changed its corporate name to Ameritek Ventures, Inc (“Ameritek Ventures” or “Ameritek” or the “Company”). Prior to November 2020, Ameritek Ventures was in the business of fiber optics. However, this business vanquished due to the former directors and officers of the Company failing to adequately pursue the business with its day-to-day operations and its shareholders. In late 2020, Shaun Passley, PhD, a shareholder of Ameritek, noticed the business relinquishment and appealed to the State of Nevada Court to become the custodian of the Company. On November 12, 2020, the State of Nevada Court appointed Shaun Passley, PhD custodian of Ameritek Ventures, Inc.

In late October and early November of 2020, Shaun Passley, PhD, as a shareholder and director of both Ameritek and VW Winn Century, Inc. (“VWin”), sought to rehabilitate both the Company and VWin pursuant to the laws of the State of Nevada.

On November 27, 2020, VWin was merged with Ameritek pursuant to an agreement and plan of merger, with Ameritek as the surviving entity.

On November 27, 2020, Bozki, Inc. (“Bozki”), an Illinois company controlled by Shaun Passley, PhD, was merged with Ameritek pursuant to an agreement and plan of merger, with Ameritek as the surviving entity. This merger was accounted for as a stock-for-stock merger as, given that all the acquired company’s assets, liabilities, and ongoing operations were acquired for stock.

On May 14, 2021, Ameritek Ventures, in its effort to increase the company’s presence in the warehouse solutions market, purchased Interactive Systems, Inc., a Massachusetts software company that provides software inventory management.

On May 14, 2021, due to ownership changes and company reorganization, the management of Ameritek decided to delist the company from the Pink Listing of OTCMarkets.com for the general public, refile a new Form S-1 to update the company's current ownership and business status, and relist it in the OTCMarkets.com Expert Market. The stock is trading currently on a limited basis on the Pink Listing of OTCMarkets.com under the ticker ATVK.

On October 1st, 2021, Ameritek Ventures purchased interlinkONE, Inc., a Massachusetts company, that provides SaaS cloud-based solutions for warehouse and inventory fulfillment.

Today, Ameritek Ventures, Inc. is a group of companies that provides various world-class software and hardware products and services beneficial to businesses, organizations, and governments. We manufacture and innovate advanced technological developments in the medical industry, such as the DittoMask high filtration mask and FlexFridge portable medical use mini-fridge. We also develop blockchain technology software programs under WebBeeo and CordTell companies. Furthermore, Ameritek Ventures explores augmented reality technology with Passley, Inc., and Augmum, Inc. Meanwhile, our vertical landing aircraft service from AeroPass, Inc. takes ZenaDrone technology to a higher level with members-only passenger first-class transport across cities. Ecker Capital, LLC, is our Merger and Acquisition division.

2.SUMMARY OF ACCOUNTING PRINCIPLES

Basis of Accounting

The financial statements and accompanying notes are prepared under accrual of accounting in accordance with generally accepted accounting principles of the United States of America ("US GAAP"). These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

Long-lived Assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

F-8

Property and Equipment

Equipment is recorded at its acquisition cost, which includes the costs to bring the equipment to the condition and location for its intended use, and equipment is depreciated using the straight-line method over the estimated useful life of the related asset as follows:

Furniture and fixtures	5 years
Computers and equipment	3-5 years
Website development	3 years
Leasehold improvements	5 years

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the useful lives of the assets due to transfer of ownership after the lease term has expired.

Maintenance and repairs will be charged to expense as incurred. Significant renewals and betterments will be capitalized. At the time of retirement or other disposition of equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Property and equipment are evaluated for impairment whenever impairment indicators are prevalent. The Company will assess the recoverability of equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued expenses reported on the balance sheets are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company had debt instruments that required fair value measurement on a recurring basis.

Intangible Assets and Intellectual Property

Intangible assets are amortized using the straight-line method over their estimated period of benefit of five to fifteen years. We evaluate the recoverability of intangible assets periodically and take into consideration events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No material impairments of intangible assets have been identified during any of the periods presented. As of September 30, 2022, and December 31, 2021, the Company’s amortization expense on intangible assets totaled $150,306, and $150,435, respectively.

Goodwill

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3)

an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit's carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach, and the market approach, which utilizes comparable companies' data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.

The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company's evaluation of goodwill completed during the past periods resulted in no impairment losses for the nine months ended September 30, 2022, and December 31, 2021, respectively.

F-9

Beneficial Conversion Features

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of warrants if related warrants have been granted.

The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Basic and Diluted Net Earnings per Share

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the weighted average number of common shares issued and outstanding during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first year for any potentially dilutive debt or equity.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Revenue Recognition

The Company designs and sells various software and maintenance programs to business enterprises including, among others, warehouse distribution to printing and battery manufacturing companies, and marketing services to financial services and insurance companies, printing, or advertising companies. Prior to shipment, each software product is tested extensively to meet Company specifications. The software is shipped fully functional via electronic delivery but requires some installation and setup.

Installation is a standard process, outlined in the owner's manual, consisting principally of setup, calibrating, and testing the software. A purchaser of the software could complete the process using the information in the owner's manual, although it would probably take significantly longer than it would take the Company’s technicians to perform the tasks. Although other vendors do not install the Company’s software, they do provide largely interchangeable installation services for a fee. Historically, the Company has never sold the software without installation. Most installations are performed by the Company within 7 to 24 days of shipment and are included in the overall sales price of the software. In addition, the customer must pay for support contracts and training packages, depending on their desired level of service. The Company is the only manufacturer of the software and it only sells software on a standalone basis directly to the end user.

The sales price of the arrangement consists of the software, installation, and training and support services, which the customer is obligated to pay in full upon delivery of the software. In addition, there are no general rights of return involved in these arrangements. Therefore, the software is accounted for as a separate unit of accounting.

The Company does not have vendor-specific objective evidence of selling price for the software because it does not sell the software separately (without installation services and support contracts). In addition, third-party evidence of selling price does not exist as no vendor separately sells the same or largely interchangeable software. Therefore, the Company uses its best estimate of selling price when allocating such arrangement consideration.

In estimating its selling price for the software, the Company considers the cost to produce the software, profit margin for similar arrangements, customer demand, effect of competitors on the Company’s software, and other market constraints. When applying the relative selling price method, the Company uses its best estimate of selling price for the software, and third-party evidence of selling price for the installation. Accordingly, without considering whether any portion of the amount allocable to the software is contingent upon delivery of the other items, the Company allocates the selling price to the software, support, and installation.

The Company doesn’t currently provide product warranties, but if it does in the future it will provide for specific product lines and accrue for estimated future warranty costs in the period in which the revenue is recognized.

F-10

Income Taxes

The Company utilizes the asset and liability method of accounting for deferred income taxes as prescribed by the FASB Accounting Standard Codification, ("ASC"), 740 (Income Taxes). This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax return and financial statement reporting basis of certain assets and liabilities.

As required by ASC 740-10, "Income Taxes", the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Management does not believe that there are any uncertain tax positions which would have a material impact on the financial statements. The Company has elected to include interest and penalties related to uncertain tax positions as a component of income tax expense. To date, the Company has not recorded any interest or penalties related to uncertain tax positions.

Year-End

In 2020 the Company changed the year end for financial reporting to December 31 from May 31.

Advertising

Advertising is expensed when incurred. For the nine months period ending September 30, 2022, and September 30, 2021, there were $35,376, and $5,000, spent in advertising, respectively.

Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

3.GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. For the nine months period ending September 30, 2022, the Company has a net income of $24,846, as compared with $802,268 for the same period ending 2021.

The improvements were due to the acquisition of Interactive Systems resulting in higher revenues, overall lower general and administrative costs, the forgiveness of loans to this subsidiary, as well as realizing revenue from the sale of drone technology. The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations.

Management plans to raise equity capital to finance the operating and capital requirements of the Company. Amounts raised will be used to further development of the Company's products, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is putting forth its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. .

4.FAIR VALUE OF FINANCIAL INSTRUMENTS

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company does not have any financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 – Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability

F-11

The following schedules summarize the valuation of financial instruments at fair value on a non-recurring basis in the balance sheets as of September 30, 2022, and December 31, 2021, respectively.

	Fair Value Measurements as of September 30, 2022
	Level 1		Level 2	Level 3
Assets
ZenaTech securities		$–	$661,887		$–
Total assets			661,887
Liabilities
Short-term debt		–	21,000		–
Long-term debt, including current portion		–	1,799,628		–
Total liabilities	$		$(1,820,628)	$

	Fair Value Measurements as of December 31, 2021
	Level 1		Level 2	Level 3
Assets
Total assets		$–	$–		$–
Liabilities
Short-term debt		–	21,000		–
Notes payable, related parties		–	1,022,411		–
Long-term debt		–	1,003,467		–
Total liabilities	$		$(2,046,878)	$

There were no transfers of financial assets or liabilities between Level 1 and Level 2 inputs for the periods ended September 30, 2022, and     December 31, 2021.

5.PROPERTY AND EQUIPMENT

Property and Equipment consists of the following at September 30, 2022, and December 31, 2021, respectively:

	September 30, 2022	December 31, 2021
Furniture and fixtures	$7,694	$7,694
Computer and equipment	28,568	28,568
Software	4,200	4,200
Assets held under capital leases	2,783	2,783
Total property and equipment	43,245	43,245
Less: accumulated depreciation	(42,588)	(39,112)
Net property and equipment	$657	$4,133

Accumulated depreciation expense totaled $43,245 for period ended September 30, 2022, and $39,112 for the year ended December 31, 2021.

6.MERGERS AND AQUISITIONS

Bozki, Inc., Merger Agreement

On November 13, 2020, the Company closed on a merger with Bozki, Inc. an Illinois corporation (Bozki). This merger was accounted for as a stock-for-stock merger as, given that substantially all of the acquired company’s assets, liabilities and ongoing operations were acquired for stock. The merger plan first required the cancelation of all the current outstanding Preferred Series A class shares. Holders of the Company’s shares received ten (10) Common Stock shares per one (1) share of Preferred Series A Shares. The Company’s total outstanding and issued 51,627 Preferred Series A shares converted into 516,270 Common Stock shares.

Bozki Preferred Series A Stockholder, related parties, received ten (10) of the Company’s Preferred Series A shares for every one (1) Bozki Preferred Series A Share. Based on the converted Bozki Preferred Series A Stock, the Company issued 7,488,730 Preferred Series A Share.

Bozki Preferred Series B Stockholder, related parties, received ten (10) of the Company’s Preferred D shares for every one (1) Bozki Preferred Series B Share. Based on the converted Bozki Preferred Series B Stock, the Company issued 9,083,630 shares of Preferred D shares.

Bozki Preferred Series C Stockholder, related parties, received ten (10) of the Company’s Preferred Series C shares for every one (1) Bozki Preferred Series C Share. Based on the converted Bozki Preferred Series C Stock, the Company issued 41,555,640 shares of Common Stock.

Bozki Class A Common Stockholder, related parties, received three (3) of the Company’s Common Stock to for every one (1) Bozki Class A

F-12

Common Stock. Based on the converted Bozki Common Stock Class A, the Company issued 100,909,587 shares of Common Stock.

Bozki Class B Common Stockholder, related parties, received one (1) of the Company’s Preferred Series E for every one (1) Bozki Class B Common Share. Based on the converted Bozki Class B Common Stock, the Company issued 23,000,000 shares of Preferred Series E shares.

This merger was accounted for as a Stock-for-Stock merger as, given that substantially all of the acquired company’s assets, liabilities and ongoing operations were acquired for stock. The merger resulted in $1,551,504 of goodwill. According to the result of the merger, the Company recognized the identifiable assets acquired and liabilities assumed as follows:

November 2020
Consideration:
Issue of Preferred Stock Series A	$22,483
Issue of Preferred Stock Series C	124,758
Issue of Preferred Stock Series D	27,271
Issue of Preferred Stock Series E	69,051
Issue of Common Stock	127,449
Total stock consideration given (1)	371,011
Plus, Fair Value of identifiable liabilities assumed:
Accounts payable	10,807
First convertible notes payable	200,000
Second convertible notes payable	1,000,000
Accrued interest	89,686
Total fair value of liabilities assumed	1,300,493
Less, fair value of identifiable assets assumed: Product development cost	(120,000)
Total fair value of assets assumed	(120,000)
Consideration paid in excess of fair value (Goodwill (2))	$1,551,504
(1) The multiplier for calculation of stock consideration was based on merger documents.
(2) Goodwill is the net fair value of assets acquired less liabilities assumed.

VW WIN Century, Inc., Merger Agreement

During the end of 2020, VW Win Century, Inc., could no longer continue with day-to-day operation and the officers of the Company resigned. Subsequently, Shaun Passley, PhD., a shareholder, took over operations and brokered a merger with Ameritek, Inc. On November 27, 2020, pursuant to the merger plan, all of VW Win Century, Inc. classes of stock were canceled, and Ameritek Inc., assumed all of the VW Win Century’s assets, liabilities, and ongoing operations. There are no other considerations for the merger between Ameritek Ventures, Inc.

The merger resulted in $220,172 of goodwill. According to the result of the merger, the Company recognized the identifiable assets acquired and liabilities assumed as follows:

November 2020
Consideration:
No consideration given	$-
Plus, fair value of identifiable liabilities assumed:
Accounts payable	33,683
Convertible notes payable	250,000
Accrued interest	187,500
Total fair value of liabilities assumed	471,183
Less, fair values of identifiable assets assumed:
Fixed assets	(1,011)
Patent	(250,000)
Total fair value of assets assumed	(251,011)
Consideration paid in excess of fair value (Goodwill1)	$220,172
(2)Goodwill is the net fair value of assets acquired less liabilities assumed.

F-13

Interactive Systems, Inc. Acquisition

On May 14th, 2021, Ecker Capital, LLC, a subsidiary of the Company, purchased the outstanding stock of Interactive Systems, Inc., a Massachusetts corporation for $675,000 and paid $337,500 cash and issued a 6% amortizing two-year debt for $337,500. The acquisition resulted in $775,761 goodwill, see calculation in the table below,

May 2021
Consideration paid:
Total cost	$675,000
Net assets acquired:
Additional paid-in capital	(235,012)
Capital stock	(35,926)
Owners - fractional stock purchase	88,902
Retained earnings at December 31, 2020	352,609
Treasury stock	33,326
Retained earnings January 1, 2021 to May 14, 2021	(103,138)
Total net assets acquired when purchasing Interactive Systems, Inc.	(100,761)
Consideration paid in excess of fair value (Goodwill1)	$775,761
(3)Goodwill is the excess of the net fair value of assets acquired and liabilities assumed.

interlinkONE, Inc. Acquisition

On October 1st, 2021, Ecker Capital, LLC, a subsidiary of the Company, purchased the outstanding stock of interlinkONE, Inc., a Massachusetts corporation for $500,000, and paid $250,000 cash and issued a 6% amortizing two-year debt for $250,000 with interest paid monthly. The acquisition resulted in $446,651 of excess value paid over book value, assigned to product development. See calculation in the table below.

October 2021
Consideration paid:
Total cost	$500,000
Net assets acquired:
Total book value	(53,349)
Total net assets acquired when purchasing interlinkONE, Inc.	446,651
Consideration paid in excess of fair value (Product development2)	$446,651
(4)Excess of the net fair value of assets acquired and liabilities assumed from purchase of interlinkONE assigned to product development.

F-14

7.PRODUCT DEVELOPMENT COSTS

				Additions	Total	Beginning		Amortiz.	Total	Net Book
	In Service	Life in	Costs	First 9-Months	Costs	Book	Amortization	First 9-Months	Amortization	Value
	Date	Years	12/31/2021	2022	9/30/2022	Value	12/31/2021	2022	9/30/2022	9/30/2022

Ameritek Ventures	12/31/20	NA	$120,000	–	$120,000	$120,000	–	–	–	$120,000
interlinkONE	10/01/21	15	446,651	–	446,651	439,207	$7,444	$22,332	$29,776	416,875
interlinkONE	07/01/22	15	–	$36,071	36,071	36,071	–	601	601	35,470

Total			$566,651	$36,071	$602,722	$595,278	$7,444	$22,933	$30,377	$572,345

8. RELATED PARTIES

On November12, 2020, in consideration of the services provided and to be provided, Ameritek entered into a management agreement with Epazz, Inc., a Wyoming corporation and related party, for a forty-five (45%) percent mark-up per month of the total expenses generated with a minimum annual fee of $350,000. Epazz, Inc. is a company controlled by Shaun Passley, Ameritek Ventures’ Chief Executive Officer. Ameritek shall pay the minimum fee via a convertible promissory note. Ameritek also issued 10,000,000 Preferred Series B, voting control shares to Epazz, Inc, as an engagement fee, consistent with the terms of the agreement.

On November 13, 2020, the Company issued Shaun Passley, PhD, the Chief Executive Officer, 98,457 shares of the common stock consistent as part of the merger with Ameritek Ventures.

On November 13, 2020, the Company issued GG Mars Capital, Inc., a related party, 8,103,636 shares of the common stock consistent as part of the merger with Ameritek Ventures.

On November 13, 2020, the Company issued Star Financial Corporation, a related party, 8,106,003 shares of the common stock consistent as part of the merger with Ameritek Ventures.

On November 13, 2020, the Company issued Shaun Passley, PhD, the Chief Executive Officer, 7,478,730 shares of the Preferred Series A consistent with the terms of the management service agreement.

On November 13, 2020, the Company issued Craig Passley, a related party, 4,800,000 shares of the Preferred Series C consistent with the terms of the agreement.

On November 13, 2020, the Company issued Shaun Passley, PhD, the Chief Executive Officer, 23,000,000 shares of the Preferred Series E consistent with the terms of the agreement.

On November 13, 2020, the Company issued GG Mars Capital, Inc., a related party, 3,887,540 Preferred Series D consistent with the terms of the agreement.

On November 13, 2020, the Company issued Craig Passley, a related party, 1,043,580 Preferred Series D into consistent with the terms of the agreement.

On November 13, 2020, the Company issued Star Financial Corporation, a related party, 3,904,350 Preferred Series D into consistent with the terms of the agreement.

On November 17, 2020, the Company issued Epazz, Inc., a related party, 10,000,000 shares of the Preferred Series B consistent with the terms of the management service agreement.

On December 7, 2020, the Company issued GG Mars Capital, a related party, 14,459,336 shares of the Preferred Series C consistent with the terms of the agreement.

On December 7, 2020, the Company issued Shaun Passley, PhD, the Chief Executive Officer, 2,000,000 shares of the Preferred Series C consistent with the terms of the agreement as a conversion from Common Stock.

On December 7, 2020, the Company issued Star Financial Corporation, a related party, 14,536,666 shares of the Preferred Series C consistent with the terms of the agreement.

F-15

On December 7, 2020, the Company issued Shaun Passley, PhD, the Chief Executive Officer, 79,000,000 shares of the common stock consistent with the terms of the agreement.

On December 7, 2020, the Company issued GG Mars Capital, Inc., a related party, 10,000,002 shares of the common stock consistent as part of the agreement.

On December 7, 2020, the Company issued Star Financial Corporation, a related party, 10,000,002 shares of the common stock consistent as part of the agreement.

On September 24, 2021, the Company issued Epazz, Inc., a related party, 50,000,000 shares of common stock at $0.01 per share for $500,000 debt, see Notes Payable note.

On January 6, 2022, the Company sold ZenaTech, Inc. a drone patent for a Robotic Arm in exchange of $661,886.00 for consideration other than cash. ZenaTech, Inc. has issued 3,500,000 shares of $0.05 CAD par value at $0.24 CAD per share, at the exchange rate of 1.2691 $USD to $CAD. ZenaTech, Inc. is a company controlled by Shaun Passley, the Company’s Chief Executive Officer.

The development and support expenses for the nine months ending September 30, 2022 include $499,500.00 charged by Epazz, Inc. As per the management services agreement between Ameritek Ventures, Inc. and Epazz Inc., Epazz shall charge a 45% markup per month of the total expenses generated. The $499,500.00 expenses consist of

•Engineering services of $229,500.00, and

•Software development fees of $270,000.00.

Expenditure amounting to $365,776.00 has been incurred by the Company for robotic arm technology which is debited to development and support and general administrative expenditures. This amount has been paid directly to the suppliers for the invoices for Epazz Inc. of $171,722.00 and of Zena Drone Trading, LLC. for $194,053.00.

F-16

8. Stockholder’s Equity and Contributed Capital

Cancelation of Old Preferred Series A Class

On November 13, 2020, pursuant to the Bozki Merger Plan, the Company canceled Preferred Series A class converted Preferred Series A class into shall be cancel. Holder of ATVK Preferred Series A shares shall be converted into the Company’s’ Common Stock, for every one (1) Preferred Series A shares, the holder was to receive ten (10) shares of Ameritek Ventures Common Stock. On November 13, 2020, 51,627 Preferred Series A converted into 516,270 shares of common stock.

As of September 30, 2022, and December 31, 2021, there were 74,887 and 74,887 shares of old Series A Preferred Stock issued and outstanding, respectively.

Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value New Series A Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series A Preferred Stock has no voting rights. Series A Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations. At any time and from time-to-time after the issuance of the Series A Preferred Stock, any holder may convert any or all of the shares of Series A Preferred Stock held by such holder at the ratio of .60 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred A Stock would be able to convert to 6,000 shares of Common Stock. However, the beneficial owner of such Series A Preferred Stock cannot convert their Series A Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022, and December 31, 2021, there were 10,000,000 Preferred Stock Series A shares authorized, 7,488,730 issued and outstanding, respectively.

Series B Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series B Preferred Stock. Series B Preferred Stock has liquidation and first position ownership rights on any assets owned by the Company. The Series B Preferred Stock has ten thousand votes per share voting rights and are not entitled to receive dividends. The holders of Series B Preferred Stock shall be entitled to interest payments on monies paid or loaned to the corporation for their Series B Preferred Shares and a first position in a security interest on any assets of the Company upon default of a loan to the Company, liquidation, or dissolution of the Company. Further, the Company may call these shares at any time provided the holders of the Series B Preferred Stock are paid the monies they paid for their Series B Preferred Stock along with any interest due. Upon the payment of principal and interest to the Series B Preferred Stock shareholders, the shares must be returned to the Company.

As of September 30, 2022, and December 31, 2021, there were 10,000,000 Preferred Stock Series B shares authorized, 10,000,000 issued and outstanding, respectively.

Series C Preferred Stock

The Company is authorized to issue 60,000,000 shares of $0.01 par value Series C Preferred Stock. The Series C Preferred Stock has no voting rights. The conversion right is one to three fully paid shares of Common Stock. For example, an owner of convertible 1,000 shares of Preferred C Stock would be able to convert to 3,000 shares of Common Stock. However, the beneficial owner of such Series C Preferred Stock cannot convert their Series C Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022, and December 31, 2021, there were 60,000,000 Preferred Stock Series C shares authorized, 36,888,972 issued and outstanding, respectively.

Series D Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.01 par value Series D Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series D Preferred Stock has no voting rights. Series D Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $1 million based on the Corporation’s audited statement of operations at a rate of 1.5%. At any time and from time-to-time after the issuance of the Series D Preferred Stock, any holder may convert any or all of the shares of Series D Preferred Stock held by such holder at the ratio of .10 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred D Stock would be able to convert to 1,000 shares of Common Stock. However, the beneficial owner of such Series D Preferred Stock cannot convert their Series D Preferred stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022, and December 31, 2021, there were 10,000,000 Preferred Stock Series D shares authorized, 9,083,630 issued and outstanding, respectively.

Series E Preferred Stock

The Company is authorized to issue 23,000,000 shares of $0.01 par value Series E Preferred Stock. Liquidation Preference is equal to $0.01 per share. Series E Preferred Stock has no voting rights. Series E Preferred Stock shall be entitled to receive dividends once the Company has generated net income of over $2 million based on the Corporation’s audited statement of operations at a rate of 6%. At any time and from time-to-time after the issuance of the Series E Preferred Stock, any holder may convert any or all of the shares of Series E Preferred Stock held by such holder at the ratio of .15 of Common Stock. For example, an owner of convertible 10,000 shares of Preferred E Stock would be able to convert to 1,500 shares of Common Stock. However, the beneficial owner of such Series E Preferred Stock cannot convert their Series E Preferred

F-17

stock where they will beneficially own in excess of 9.99% of the shares of the Common Stock.

As of September 30, 2022, and December 31, 2021, there were 23,000,000 Preferred Stock Series E shares authorized, 23,000,000 issued, outstanding, respectively.

Common Stock

Ameritek has 750,000,000 authorized shares of $0.001 par value Common Stock with cusip number 03078H. The Common Stock is quoted on the OTCMarkets.com under ticker symbol ATVK with limited trading.

As of September 30, 2022, and December 31, 2021, there were 514,226,791 and 514,226,791 shares issued and outstanding.

9. Accrued Expenses

Advances

Gain on extinguishment of debt booked of $123,039 in 2021, which resulted from the total outstanding liability of advances from the Company’s previous Principal Financial Officer at December 31, 2020. Contingent liabilities as per the court order and proof of the claim have been submitted by creditors. The previous Principal Financial Officer did not submit a proof of claims for this liability. Following this court procedure, the previous Principal Officer is barred from presenting this claim to the Company in the future, and Ameritek recognized this gain.

Liabilities

Prior to November 2020, Ameritek was in the business of fiber optics. However, this business vanquished due to the former directors and officers of the Company failing to adequately pursue the business, day to day operations, and shareholders. Shaun Passley, PhD, a shareholder of the Company, noticed this relinquishment, and petitioned the State of Nevada to take ownership of the Company.

On November 12, 2020, the Court appointed petitioner Shaun Passley, PhD custodian of Ameritek Ventures, Inc, (ATVK).

In late October and early November of 2020, Shaun Passley, PhD., as a shareholder and director of both the Ameritek and VW Winn Century, Inc. (“VWin”), sought to rehabilitate both the Company and VWin pursuant to the laws of the State of Nevada.

On December 15, 2020, Shaun Passley, PhD. filed a Motion for Declaratory Relief to confirm that the Custodian has authority to cancel the nineteen million seven hundred seventy thousand (19,770,000) shares of the Company common stock held by Mr. Clinton Stokes for the asset purchase agreement entered into on August 30, 2017. The courts also ordered that all claimants and creditors of Ameritek Ventures Inc., shall have thirty (30) days from date of notice (February 10, 2021) to submit under oath, a written proof of claim. Any claimants and creditors of the Company who fail to timely submit Proof of Claim shall be barred from later presenting their claim to the Company. On March 22, 2021, the court denied the motion for declaratory relief due the court belief that this was not the correct procedure for this type of request. Instead, the court set a new court date of April 12, 2021, to set the correct procedures to resolve the cancellation of Mr. Stokes shares.

In the beginning of March 2021, Meridian Pacific Holding, LLC, filed lawsuit in California over the fiber optics assets and promissory notes. Meridian filed the lawsuit, against Mr. Stokes, Mr. James Wesley Poff, and two other former officers of the Company over the Fiber Optic assets. Based on the lawsuit records, Mr. Stokes could not have legally delivered or transferred the Fiber Optic assets as the asset was encumbered by PPB Engineering Services Inc, which is a company owned by Mr. James Wesley Poff. Although the Company was named as a defendant in the California lawsuit, Meridian Pacific Holding, LLC, submitted their proof of claims in the Nevada court, therefore the Nevada court holds jurisdiction over the matter.

On March 11, 2021, a total of six claimants provided proof a claim totaling $4.5 million in claims and $283,383 in attorney’s fees. Claimant, Nottingham Properties LLC. has agreed to a total payment of $7,200 in exchange for the total extinguishment $73,739 of debt. Claimant, Meridian Pacific Holding, LLC filed a proof of claim of $396,350 and attorneys fee claim of $217,635. Meridian presented to the court documentation in the form of a promissory note for $350,000 dated August 21, 2017, signed by Mr. Stokes. However, the Company’s bank statement does not show that the $350,000 was wired or deposited into the Company’s bank account and no liability was found on any financials filed with the SEC. Mr. Clinton Stokes’s lawyer subsequently confirmed that Meridian did not wire the funds.

The previous President/CEO/Chairman, (Clinton L. Stokes III), V.P./Secretary/Treasurer, (Kenneth P. Mayeaux), and Director/Controller, (Jamie Mayeaux), summited a total of $3.8 million in salary claims and $50,000 in attorneys fee claims. Mr. James Wesley Poff filed a proof of claims of $250,000 in salary due from the Company, however Mr. Wesley Poff did not provide the court with supporting documentation of salary due. In addition, when Mr. Wesley Poff filed for bankruptcy in Federal Court, he did not list the claim as an asset.

The Company has disputed these claims by providing the Company’s May 31, 2018, Audited 10-K to the last 10-Q file to the SEC on May 14, 2019. These financial statements prepared and submitted to the SEC by the four prior officer claimants, show zero compensation owed to all four claimants. Subsequently, all officers of the Company resigned with Mr. Stokes being the last to submit his resignation to the SEC on Form 8-K on March 24, 2020.

There are five convertible notes as of from the prior administration which the company is disputing because these loans maybe illegal based on New York law. The Custodian has filed legal action in Nevada court in order to start discovery on the claim.

F-18

In 2021, Ameritek recognized the remaining 2019 liability of $646,776, which includes two convertible notes payable totaling $207,990, with accrued interest, and attached, expired and invalidated associated warrants.

Bansal & Co. LLP served as our principal independent public accountant for reporting fiscal quarter ended September 30, 2022.

10. Notes Payable, Related Parties

Convertible Note 1:

On July 31, 2017, the Company entered into a convertible note agreement in which the Company received $65,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $70,200 on the maturity date of April 31, 2018. This note accumulates interest at a rate of 8% from the original issue date through the maturity date. At any time while there is an outstanding balance, the note may be converted at a conversion price for the principal and interest in connection with voluntary conversions by the holder shall be 75% multiplied by the market price, representing a discount rate of 25%. The note also provides for warrants of up to 208,000 shares of common stock which may be exercised any time from the issuance date of July 31, 2017 (initial exercise date) until July 31, 2022 (termination date). The exercise price of this warrant is $1.35. Further, if at any time after the initial exercise date, there is no effective registration statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant may be exercised at the holder’s election, in whole or in part, at such times by means of a cashless exercise in which the holder shall be entitled to receive a number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where (A) equals the VWAP on the trading day immediately preceding the date on which the holder elects to exercise the warrant; (B) equals the exercise price of the warrant; and (X) equals the number of warrant shares that would be issuable upon exercise of the warrant if such exercise were by means of a cash exercise rather than a cashless exercise. Regardless, on the termination date if there is no effective Registration Statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant shall be automatically exercised via cashless exercise. Failure of the Company to issue shares in a timely manner will result in a late issuance penalty of $10 per trading day, increasing to $20 per trading day after the fifth trading day, for each $1,000 of exercise price of the warrant shares. In the event of default, the outstanding amount due on the note will be adjusted to the mandatory default amount which is the sum of (a) the greater of (i) the outstanding principal amount of this Note divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default), (B) otherwise due, or (C) paid in full, whichever is lowest, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded, (y) due, or (z) paid in full, whichever is highest, or (ii) 120% of the outstanding principal amount of this Note plus (b) all other amounts, costs, expenses and liquidated damages due in respect of this note. Also, as a result of default, interest on this note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.

The total amount due under the convertible promissory note at December 31, 2018 was $55,940. During 2018, the convertible note agreement holder converted $28,300 of principle and $11,337 of accrued interest into 499,838 shares of the Company's common stock. During 2019, the convertible note agreement holder converted $55,940 of principal and $8,834 of accrued interest into 44,357,682 shares of the Company's common stock. This loan has been paid off as January 1, 2020. The company is disputing this loan because the loan may be illegal based on New York law. The custodian filed legal action in Nevada court to start discovery on the claim.

Convertible Note 2:

On August 25, 2017, the Company entered into a convertible note agreement in which the Company received $64,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $69,120 on the maturity date of August 25, 2018.

This note accumulates interest at a rate of 8% from the original issue date through the maturity date. At any time while there is an outstanding balance, the note may be converted at a conversion price for the principal and interest in connection with voluntary conversions by the holder shall be 75% multiplied by the market price, representing a discount rate of 25%. The note also provides for warrants of up to 204,800 shares of common stock which may be exercised any time from the issuance date of August 25, 2017 (initial exercise date) until August 25, 2022 (termination date). The exercise price of this warrant is $1.35. Further, if at any time after the initial exercise date, there is no effective registration statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant may be exercised at the holder’s election, in whole or in part, at such times by means of a cashless exercise in which the holder shall be entitled to receive a number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where (A) equals the VWAP on the trading day immediately preceding the date on which the holder elects to exercise the warrant; (B) equals the exercise price of the warrant; and (X) equals the number of warrant shares that would be issuable upon exercise of the warrant if such exercise were by means of a cash exercise rather than a cashless exercise. Regardless, on the termination date if there is no effective Registration Statement registering the warrant shares, or no current prospectus available for the resale of the warrant shares by the holder, then the warrant shall be automatically exercised via cashless exercise. Failure of the Company to issue shares in a timely manner will result in a late issuance penalty of $10 per trading day, increasing to $20 per trading day after the fifth trading day, for each $1,000 of exercise price of the warrant shares. In the event of default, the outstanding amount due on the note will be adjusted to the mandatory default amount which is the sum of (a) the greater of (i) the outstanding principal amount of this Note divided by the Conversion Price on the date the Mandatory Default Amount is either (A) demanded (if demand or notice is required to create an Event of Default), (B) otherwise due, or (C) paid in full, whichever is lowest, multiplied by the VWAP on the date the Mandatory Default Amount is either (x) demanded, (y) due, or (z) paid in full, whichever is highest, or (ii) 120% of the outstanding principal amount of this Note plus (b) all other amounts, costs, expenses and liquidated damages due in respect of this note. Also, as a result of default, interest on this note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.

F-19

The total amount due under the convertible promissory note at September 30, 2022, and December 31, 2021 was $55,990, and $55,990, respectively. During 2020 the convertible note agreement holder converted $11,609 into 28,833,333 shares of the Company's common stock. Contingent liabilities as per the court order, proof of the claim have been submitted by the creditors. This creditor did not submit claim and therefore failed to timely submit proof claim and is barred from later presenting their claim to the Company. Gain on extinguishment of debt will be booked in 2021. The company is disputing this loan because the loan may be illegal based on New York law. The custodian filed legal action in Nevada court to start discovery on the claim.

Convertible Note 3:

On March 12, 2018, the Company entered into a convertible note agreement in which the Company received $103,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $115,360 on the maturity date of March 12, 2019. This note accumulates interest at a rate of 12% from the original issue date through the maturity date or in the event of default the note will accumulate interest at a rate of 22%. From time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of the Note and ending on the later of: (i) the Maturity Date and (ii) the date of the payment of the Default Amount, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock, as such common stock exists on the issue Date, or any shares of capital stock or other securities of the borrower into which such Common stock shall hereafter be changed or reclassified at the conversion price determined as provided. The Conversion Price shall equal the Variable Conversion Price (subject to equitable adjustments by the Borrower relating to the Borrower’s securities). The Variable Conversion Price shall mean 61% multiplied by the Market Price, representing a 39% discount rate. Market Price means the lowest Trading Price for the Common Stock during the fifteen (15) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. Trading Price means, for any security as of any date, the closing bid price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”). The Borrower is required at all times to have authorized and reserved eight times the number of shares that would be issuable upon full conversion of the Note in effect from time to time, initially 2,214,458 (the “Reserved Amount”).

The total amount due under the convertible promissory note at December 31, 2018 was $95,000. During 2018 the convertible note agreement holder converted $8,000 into 655,738 shares of the Company's common stock. During 2019 the convertible note agreement holder converted $146,500 into 51,167,078 shares of the Company's common stock. This loan has been paid off as January 1, 2020. The company is disputing this loan because the loan maybe illegal based on New York law. The custodian filed legal action in Nevada court to start discovery on the claim.

Convertible Note 4:

On April 27, 2018, the Company entered into a convertible note agreement in which the Company received $68,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $76,160 on the maturity date of April 27, 2019. This note accumulates interest at a rate of 12% from the original issue date through the maturity date or in the event of default the note will accumulate interest at a rate of 22%. From time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of the Note and ending on the later of: (i) the Maturity Date and (ii) the date of the payment of the Default Amount, each in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock, as such common stock exists on the issue Date, or any shares of capital stock or other securities of the borrower into which such Common stock shall hereafter be changed or reclassified at the conversion price determined as provided.

The Conversion Price shall equal the Variable Conversion Price (subject to equitable adjustments by the Borrower relating to the Borrower’s securities). The Variable Conversion Price shall mean 61% multiplied by the Market Price, representing a 39% discount rate. Market Price means the lowest Trading Price for the Common Stock during the fifteen (15) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. Trading Price means, for any security as of any date, the closing bid price on the OTCQB, OTCQX, Pink Sheets electronic quotation system or applicable trading market (the “OTC”). The Borrower is required at all times to have authorized and reserved eight times the number of shares that would be issuable upon full conversion of the Note in effect from time to time, initially 1,350,820 (the “Reserved Amount”).

The total amount due under the convertible promissory note at December 31, 2018 was $68,000. During 2018, none of the convertible note was converted. During 2019, the convertible note agreement holder converted $102,000 into 102,000,518 shares of the Company's common stock. This loan has been paid off as January 1, 2020. The company is disputing this loan because the loan maybe illegal based on New York law. The custodian filed legal action in Nevada court to start discovery on the claim.

Convertible Note 5:

On May 10, 2018, the Company entered into a convertible note agreement in which the Company received $160,000 of proceeds and the Company is required to make a balloon payment of principal and accrued interest of $181,500 on the maturity date of May 10, 2019. This note accumulates interest at a rate of 10% from the original issue date through the maturity date. The Holder of this Note is entitled, at its option, at any time after 6 months and full cash payment, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the company’s common stock at a Conversion Price for each share of Common Stock equal to 57% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTC market exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future, for the 20 prior trading days including the day upon which a Notice of Conversion is received by the Company. The Company shall reserve 1,536,000 shares of its Common Stock for conversions under this Note, (the “Share Reserve”). This note was secured by the pledge of the $165,000 10% convertible promissory note issued to the Company by the lender. The Company may exchange this collateral for other collateral with an appraised value of at least $160,000, by providing 3 days prior written notice to the lender.

F-20

During the nine months of 2022 and 2021, none of the note was converted to shares of the Company's common stock. The total amount due under the convertible promissory note at September 30, 2022, and December 31, 2021 was $152,000, respectively. Contingent liabilities as per the court order, proof of the claim have been submitted by the creditors. This creditor did not submit claim and therefore failed to timely submit proof claim and is barred from later presenting their claim to the Company. The company is disputing this loan because the loan maybe illegal based on New York law. The custodian filed legal action in Nevada court to start discovery on the claim. Gain on extinguishment of debt of $646,000 was booked in 2021.

Assumption of $200,000 convertible note from Bozki merger

On November 13, 2020, the company merged with Bozki, Inc. assuming a 10-year, convertible note with Epazz, Inc. of $200,000 and accrued interest of $66,353.

FOR VALUE RECEIVED, the undersigned, Bozki, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of Epazz, Inc. ("Payee"), the principal sum of two hundred dollars ($200,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of January 1, 2018. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety. 1. Interest on the unpaid balance of this Note shall bear interest at the rate of eight percent (8%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. The promissory note shall provide for one hundred twenty (120) equal monthly payments commencing one hundred twenty (120) days after April 1, 2018. Payee will have an option to deferred 36 monthly payments. The payee will need to provide written notice of how many payments it wishes to defer. The deferred payment(s) will have an interest rate of 10%. Deferred payments will be added to the remaining payments. All past-due principal and interest (which failure to pay such amounts after a five (5) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of twelve percent (12%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen-day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $1,000 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year. 2. The principal amount of this Note shall be due and payable on January 1, 2028 (the “Maturity Date”). 3. Convertible into Common Stock of the Maker at 20% discount based on an average closing price of five trading day. The Payee shall provide a conversion notice. 4. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. 5. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.6. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns.  Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests, or obligations to this Note without the prior written approval of Maker. 7. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places, and rates, and in the coin or currency, herein prescribed. 8. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

9. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. 10. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received, or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law. 11. Except as provided herein, Maker and any sureties, guarantors, and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees. 12. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes. 13. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

F-21

The total amount due under the promissory note at September 30, 2022 is $200,000 and accrued interest of $75,982.

Assumption of $1,000,000 convertible note from Bozki merger and Conversion to $500,000 convertible note

On November 27, 2020, the company merged with VW Win Century, Inc. assuming a 10 year note with Epazz, Inc. of $1,000,000 and accrued interest of 23,333. On September 15, 2021, the Company’s management converted $500,000 of this debt into Ameritek common stock and a nine-year note with principal of $572,411 and 8% annual interest that after 2025 will convert into an amortizing note.

FOR VALUE RECEIVED, the undersigned, Bozki, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of Epazz, Inc. ("Payee"), the principal sum of one million dollars ($1,000,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of October 20, 2020. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety.1. Interest on the unpaid balance of this Note shall bear interest at the rate of eight percent (8%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. The promissory note shall provide for one hundred twenty (120) equal monthly payments commencing one hundred twenty (120) days after February 20, 2021. Payee will have an option to deferred 36 monthly payments. The payee will need to provide written notice of how many payments it wishes to deferred. The deferred payment(s)will have an interest rate of 10%. Deferred payments will be added to the remaining payments. All past-due principal and interest (which failure to pay such amounts after a five (5) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of twelve percent (12%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen-day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $1,000 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year. 2. The principal amount of this Note shall be due and payable on October31,2030 (the “Maturity Date”). 3. Convertible into Common Stock of the Maker at 20% discount based on an average closing price of five trading day. The Payee shall provide a conversion notice. 4. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. 5. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or any other day on which national banks are not open for business, such payment shall be made on the next succeeding Business day. 6. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests, or obligations to this Note without the prior written approval of Maker. 7. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on This Note at the times, places, and rates, and in the coin or currency, herein prescribed. 8. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and Effect its corporate existence, rights, and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default.

9. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. 10. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.  If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received, or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law. 11. Except as provided herein, Maker and any sureties, guarantors, and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees. 12. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes. 13. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

The total amount due under the promissory note at September 30, 2022 is $572,411 principal and accrued interest of $47,701.

F-22

Assumption of $250,000 note from VW Win Century, Inc. (Previously registered as, FlexFridge, Inc. an Illinois corporation) merger

On November 27, 2020, the company merged with VW Win Century, Inc. assuming note with Epazz, Inc. of $250,000 and accrued interest of $187,500.

FOR VALUE RECEIVED, the undersigned, FlexFridge, Inc., an Illinois corporation, ("Maker") hereby promises to pay to the order of Epazz, Inc. ("Payee"), the principal sum of Two Hundred Fifty thousand dollars ($250,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Promissory Note (this “Note” or “Promissory Note”) has an effective date of December 29, 2015. Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety. 1. Interest on the unpaid balance of this Note shall bear interest at the rate of fifteen percent (15%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. All past-due principal and interest (which failure to pay such amounts after a fifteen (15) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of fifteen percent (15%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen-day cure periods during the term of the Note before an Event of Default occurs. Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $500 as liquidated damages in addition to the amounts owed pursuant to this Note. Interest will be computed on the basis of a 360-day year. 2. The principal amount of this Note shall be due and payable on December 29, 2025 (the “Maturity Date”). 3. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. 4. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day. 5. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests, or obligations to this Note without the prior written approval of Maker. 6. No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places, and rates, and in the coin or currency, herein prescribed. 7. The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default. 8. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. 9. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.

If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received, or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term Maximum Rate shall mean the maximum rate of interest allowed by applicable federal or state law.10. Except as provided herein, Maker and any sureties, guarantors, and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees. 12. A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes. 13. This Note shall be construed and enforced under and in accordance with the laws of the State of Illinois, without regard to choice-of-law rules of any jurisdiction.

The total amount due under the promissory note at September 30, 2022 is $250,000 principal and $252,625 accrued interest.

F-23

Other Income

As per Technology Exclusive Licence Agreement between Ameritek Ventures Inc. and Zenatech Inc. as executed by the sole director of both the companies, Ameritek Ventures sold in the first quarter of 2022 drone patent for a Robotic Arm to Zenatech Inc in exchange of consideration other than cash i.e. Zenatech Inc has issued 3,500,000 shares of $0.05 CAD par value at $0.24 CAD per share at an exchange rate of 1.2691 $US to CAN$ and 7% of any and all sales. Out of the total consideration, Ameritek will realize the revenue of US$ 661,886 (consideration other than cash) equally from the period January 1 through December 31, 2022 and 7% of revenue share will be realized when the same will be received.

Other Income	$496,415
Deferred revenue	165,472
Total	$661,887

As of September 30, 2022, Ameritek realized $496,415 from the sale of the drone patent.

11. Income Taxes

The Company accounts for income taxes at each calendar year-end under FASB Accounting Standard Codification ASC 740 "Income Taxes." ASC 740 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each calendar year-end are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

As of September 30, 2022 and December 31, 2021, the Company did not have any eligible net operating loss carry forwards as the Company has not filed the appropriate federal and state income tax returns so any accumulated net operating losses could be subject to the respective tax agency disallowance. Any actual net operating losses would be limited by a valuation allowance, as their realization, as determined by management, is determined to be not likely to occur and accordingly, the Company would have recorded a valuation allowance for the deferred tax asset relating to the tax potential net operating loss carryforwards. Additionally, actual net operating losses carry-forwards and the related deferred tax assets would also be limited due to the various changes in control that has occurred during prior reporting periods.

12. Subsequent Events

None.

F-24